STOCK PURCHASE AGREEMENT
BY AND AMONG
VIEMED, INC.,
HOME MEDICAL PRODUCTS, INC.,
KEVIN ATKINS, individually, as an Equityholder,
DAVID STEELE, individually, as an Equityholder, and
DAVID STEELE, as the Equityholders’ Representative

Dated as of April 18, 2023

TABLE OF CONTENTS
Page

ARTICLE I SALE AND PURCHASE OF EQUITY	1
1.1. Sale and Purchase of Equity	1
1.2. Purchase Price	2
1.3. Adjustment Amount	2
1.4. Closing	5
1.5. Purchase Price Distribution	5
1.6. Withholding	5
1.7 Tax Treatment of Payments	5

ARTICLE II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARIES	6
2.1. Organization and Qualification; Authority; Subsidiaries	6
2.2. Authority and Validity	6
2.3. Governing Documents; Books and Records	6
2.4. Capitalization	7
2.5. No Conflict; Required Filings and Consents.	7
2.6. Financial Statements; Accounts Receivable	8
2.7. Absence of Changes	9
2.8. No Undisclosed Liabilities	9
2.9. Compliance with Laws; Permits; Inspections and Investigations	9
2.10. No Litigation	10
2.11. Labor and Employment Matters	10
2.12. Employee Benefit Plans	11
2.13. Property	13
2.14. Intellectual Property	14
2.15. Material Contracts and Commitments	15
2.16. Taxes	17
2.17. Environmental Matters	19
2.18. Provider Programs	20
2.19. Health Care Laws	21
2.20. Insurance Policies	23
2.21. Affiliated Transactions	24
2.22. Payors; Referral Sources	24
2.23. Bank Accounts	24
2.24. Experimental Procedures	24
2.25. Statements True and Correct	24

i

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING EACH EQUITYHOLDER	25
3.1. Authorization and Validity	25
3.2. No Conflict; Required Filings and Consents	25
3.3. No Litigation	25
3.4. Equity	26
3.5. Brokers	26
3.6. Statements True and Correct	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER	26
4.1. Organization and Qualification; Authority	26
4.2. Authorization and Validity	26
4.3. No Conflict; Required Filings and Consents	27
4.4. Litigation	27
4.5. Restricted Securities	27
4.6. Brokers	28
4.7. Statements True and Correct	28

ARTICLE V COVENANTS	28
5.1. Interim Operations	28
5.2. Filings and Consents	30
5.3. Reasonable Assistance	30
5.4. Access to Information	31
5.5. Public Announcements	31
5.6. No Shop	31
5.7. Covenants Regarding Potential Breach	32
5.8. Tax Matters	32
5.9. Additional Restrictive Covenant	36
5.10. Employment Matters	36
5.11. Treatment of Tax Refund Escrow Amount	37
5.12. Pre-Closing Transfer of Company Property	37
5.13. Savings Clause	37

ARTICLE VI CLOSING DELIVERIES	38
6.1. Conditions to the Obligations of Each Party	38
6.2. Conditions to Obligations of Purchaser	38
6.3. Conditions to Obligations of the Equityholders	41

ARTICLE VII TERMINATION	42
7.1. Termination by Mutual Consent	42
7.2. Termination by Purchaser or the Equityholders’ Representative	42
7.3. Termination by Purchaser	42
7.4. Termination by the Equityholders’ Representative	42
7.5. Effect of Termination	43

ARTICLE VIII INDEMNIFICATION	43
8.1. Indemnification by the Equityholders	43
8.2. Indemnification by Purchaser	46
8.3. Notice and Opportunity to Defend	47
8.4. Survival; Fraud	48
8.5. Exclusive Remedy	48
8.6. Additional Limitations	48
8.7. Indemnity Escrow	49

ARTICLE IX MISCELLANEOUS	50
9.1. Equityholders’ Representative	50
9.2. Release	51
9.3. Definitions	51
9.4. Further Assurances	55
9.5. Transaction Expenses	55
9.6. Entire Agreement; Modification or Amendment	55
9.7. Waiver	56
9.8. Assignment	56
9.9. Severability	56
9.10. Notices	56
9.11. Governing Law; Venue	57
9.12. Waiver of Jury Trial	58
9.13. Descriptive Headings	58
9.14. Third Party Beneficiaries	58
9.15. Interpretation	58
9.16. Counterparts	58

DEFINED TERMS

401(k) Plan    36
Accounting Firm    4
Acquisition    1
Acquisition Documents    51
Acquisition Proposal    32
Action    10
Adjustment Amount    2
Adjustment Escrow    2
Adjustment Escrow Amount    2
affiliate    51
Agreement    1
Allocation Schedule    33
Annual Financial Statements    8
Atkins    1
Audited Financial Statements    40
Benefit Plans    11
Business Day    52
Businesses    1
Certifications    20
Claims    51
Closing    5
Closing Date    5
Closing Equityholder Payment    2
Closing Transaction Payments    2
Code    52
Company    1
Company Representatives    31
Company Terminating Breach    42
Confidentiality Agreement    31
Current Assets    52
Current Liabilities    52
Dispute Resolution Period    48
Effective Time    5
Environmental Laws    19
Equity    1
Equityholders    1
Equityholders’ Liability Threshold    45
Equityholders’ Representative    1
ERISA    11
ERISA Affiliate    52
Escrow Agent    2
Escrow Agreement    2
Estimated Adjustment Amount    3
Estimated Tax Refund    52
Excess LT Indebtedness    52
Final Adjustment Amount    3
Financial Statement Audit    40
Financial Statements    8
Flow-Thru Entity    53
Flow-Thru Returns    53
Fundamental Representation    53

Government Program    20
Governmental Authority    8
Hazardous Materials    19
Health Care Laws    21
HIPAA    22
Indebtedness    53
Indemnification Escrow Amount    2
Indemnified Party    47
Indemnifying Party    47
Indemnity Escrow    2
Individual Equityholder Breach    45
Interim Financial Statements    8
Key Employees    11
Knowledge    53
Law    53
Laws    53
Leased Real Property    14
Liability    53
Liens    1
Losses    43
Material Adverse Effect    54
Material Contract    15
Medicare and Medicaid Programs    20
Net Working Capital Deficit    2
Non-Fundamental Representation    54
Objection    48
Objection Notice    3
Order    54
Outside Date    42
Over-deduct    4
Payoff Letters    54
Payor Agreements    20
Payors    24
Permit    9
Permitted Liens    54
Person    54
Personal Property    13
Plan Termination Date    36
Pre-Closing Period    34
Private Program    20
Purchase Price    2
Purchaser    1
Purchaser Representatives    31
Purchaser Tax Contest    35
Purchaser Terminating Breach    43
Purchaser's Liability Threshold    46
Referral Sources    24
Released Parties    51
Released Party    51
Required Reporting    21
Restrictive Covenant Agreements    1
S Corporation    54
Schedule Update    32
Schofield Co    1
v

Section 338(h)(10) Election    33
Securities Act    54
Seller Tax Contest    35
Spirocare Co    1
Steele    1
Straddle Period    54
Tax    55
Tax Contest    35
Tax Refund Escrow Amount    2
Tax Return    55
Third Party Claim    47
Transaction Bonuses    13
Transaction Expenses    55
Transactions    6
Transfer Taxes    32
Treasury Regulations    55
Under-deduct    4
WARN Act    11

DISCLOSURE SCHEDULES AND EXHIBITS

COMPANY DISCLOSURE SCHEDULES

2.4(a)    Capitalization of HMP
2.5(b)    Required Consents, Approvals, Authorizations
2.6(a)    Financial Statements
2.6(b)    Exceptions to GAAP
2.7    Changes
2.8    Undisclosed Liabilities
2.9(b)    Permits of the Business
2.9(c)    Permits of Employees and Contractors
2.9(d)    Inspections and Investigations of HMP, Employees, Contractors
2.10    Litigation and Claims
2.11(a)    Noncompliance with Employment Laws
2.11(e)    Employee Data
2.11(f)    Key Employees
2.12(a)    Benefit Plans
2.12(g)    Nonqualified Deferred Compensation Plans
2.12(j)    Severance and Bonus Payments; Compensation Increases; Vesting
2.13(a)    Personal Property List; Exceptions to Title
2.13(b)    Leased Real Property
2.14(a)    Intellectual Property
2.14(b)    Exceptions to Intellectual Property; Infringement
2.15(a)    Material Contracts and Commitments List
2.15(b)    Exceptions to Material Contracts
2.16    Tax Matters
2.18(a)    Government Programs; Government Program Exceptions
2.18(b)    Private Programs; Private Program Exceptions
2.18(c)    Exceptions to Required Reporting, Audits, Repayments, Claims
2.19(a)    Exceptions to Health Care Laws
2.19(b)    HIPAA and Privacy Law Breaches
2.19(c)    Health Care Actions
2.19(d)    Billing Practices Compliance, False Claims
2.20    Insurance Certificates
2.21    Affiliated Transactions
2.22    Payor and Referral Sources
2.23    Bank Accounts

EQUITYHOLDERS’ DISCLOSURE SCHEDULES

3.2(b)    Conflicts or Consents for Equityholders
3.4    Equity and Voting Matters
3.5    Brokers

PURCHASER’S DISCLOSURE SCHEDULES

4.3(b)    Purchaser’s Required Consents

OTHER COMPANY DISCLOSURE SCHEDULES

5.1        Exceptions to Interim Operations Restrictions
5.12    Pre-Closing Transfers of HMP Property
6.2(j)    Required Consents and Notices
8.1(a)(vii)    Special Indemnity Matters

EXHIBITS

A    Resignation Requirements

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 18, 2023, is made by and among Viemed, Inc., a Delaware corporation (“Purchaser”), Home Medical Products, Inc., a Tennessee corporation (the “Company”), Kevin Atkins, in his individual capacity (“Atkins”), David Steele, in his individual capacity (“Steele,” and together with Atkins, the “Equityholders”), and David Steele, as the representative of the Equityholders appointed hereby (the “Equityholders’ Representative”).

WHEREAS, the Company and the Subsidiaries provide home medical equipment and post-acute sleep and respiratory services in the states of Tennessee, Alabama, and Mississippi (collectively, the “Business”);

WHEREAS, the Equityholders collectively own all of the issued and outstanding stock of the Company (collectively, the “Equity”), each as set forth opposite their name on Annex I;

WHEREAS, the Company owns all of the issued and outstanding equity of Schofield Homecare Solutions, Inc., an Alabama corporation (“Schofield Co”), and Spirocare DME, LLC, a Tennessee limited liability company (“Spirocare Co,” and together with Schofield Co, the “Subsidiaries”);

WHEREAS, the Equityholders desire to sell and convey the Equity to Purchaser, and Purchaser desires to purchase the Equity from the Equityholders, upon the terms and conditions set forth in this Agreement (the “Acquisition”); and
WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Atkins, Steele, and Jason Shiflet, each in their individual capacity, have entered into a Restrictive Covenant Agreement (collectively, the “Restrictive Covenant Agreements”), each of which shall become automatically effective at the Closing.
NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF EQUITY
1.1.    Sale and Purchase of Equity. At the Closing, the Equityholders shall sell, assign, transfer, and deliver their respective Equity to Purchaser, and Purchaser shall purchase the Equity from the Equityholders, free and clear of all security interests, liens, claims, pledges, defaults of title, encumbrances, hypothecations, mortgages, restrictions, adverse rights or interests, charges, and other encumbrances of any nature whatsoever (collectively, “Liens”), and on the terms and subject to the conditions set forth in this Agreement.

1.2.    Purchase Price.
(a)    The total consideration payable by Purchaser for the Equity and the other rights and benefits conferred in this Agreement shall be Thirty-One Million Dollars ($31,000,000) minus the Final Adjustment Amount (as defined below) (the “Purchase Price”).
(b)    At the Closing, Purchaser shall:
(i)    deposit or cause to be deposited by wire transfer of immediately available funds (A) Thirty One Million Dollars ($31,000,000), minus (B) the Adjustment Escrow Amount (as defined below), minus (C) the Indemnification Escrow Amount (as defined below), and minus (D) the Estimated Adjustment Amount (collectively, the “Closing Equityholder Payment”) into an account or accounts designated in writing by the Equityholders’ Representative, in trust for the benefit of the Equityholders;
(ii)    deposit or cause to be deposited by wire transfer of immediately available funds Two Hundred Thousand Dollars ($200,000) (the “Adjustment Escrow Amount”) with Regions Bank (the “Escrow Agent”), to be held in escrow (the “Adjustment Escrow”) and disbursed in accordance with the terms of that certain Escrow Agreement to be entered into at Closing by and among Purchaser, the Equityholders’ Representative, and the Escrow Agent (the “Escrow Agreement”);
(iii)    deposit or cause to be deposited by wire transfer of immediately available funds Three Million Four Hundred Twenty Four Thousand Dollars ($3,424,000) (the “Indemnification Escrow Amount”) with the Escrow Agent, Four Hundred Twenty Four Thousand Dollars ($424,000) of which, subject to Section 5.11(c), is attributable to the Estimated Tax Refund (the “Tax Refund Escrow Amount”), to be held in escrow (the “Indemnity Escrow”) and disbursed in accordance with the terms of the Escrow Agreement; and
(iv)    pay, or cause to be paid, on behalf of the Company, (A) the amounts reflected in the Payoff Letters to the lenders or creditors named therein and in the manner set forth therein, (B) any Transaction Expenses of the Company that are unpaid as of the Closing to the parties specified in writing pursuant to Section 1.3(b), and (C) the aggregate amount of Transaction Bonuses and related payroll Taxes to be incurred by the Company and the Subsidiaries in connection with such Transaction Bonuses that are unpaid as of the Closing as specified in writing pursuant to Section 1.3(b) (collectively, the “Closing Transaction Payments”).
1.3.    Adjustment Amount.
(a)    Adjustment Amount. For the purposes of this Agreement, “Adjustment Amount” means, without duplication, as finally determined as provided herein, (i) the amount by which the Company’s Current Liabilities exceed the Company’s Current Assets (represented as a positive number, the “Net Working Capital Deficit”), plus (ii) the aggregate amount of any Excess LT Indebtedness, plus (iii) any Transaction Expenses of the Company that are unpaid as of the Closing, and plus (iv) the amount of any Transaction Bonuses and payroll Taxes to be incurred by the Company and the Subsidiaries in connection with such Transaction Bonuses that are unpaid as of the Closing.

(b)    Determination of Estimated Adjustment Amount for Closing. At least five (5) Business Days, but no more than ten (10) Business Days, prior to the Closing Date, the Equityholders’ Representative shall deliver to Purchaser (i) Payoff Letters, and (ii) a certificate signed by an authorized officer of the Company, certifying as to the Company’s good faith estimate of (A) any required payoff of Indebtedness, (B) Net Working Capital Deficit as of the Effective Time calculated in accordance with the terms and conditions of this Agreement, (C) Excess LT Indebtedness, (D) the Transaction Expenses of the Company that are unpaid as of the Closing, (E) the aggregate amount of Transaction Bonuses and related payroll Taxes to be incurred by the Company and the Subsidiaries in connection with such Transaction Bonuses that are unpaid as of the Closing, and (F) the Adjustment Amount calculated in accordance with the terms and conditions of this Agreement, including the estimates set forth in this Section 1.3(b) (collectively, and expressed as a positive figure, the “Estimated Adjustment Amount”), including in each case reasonable detail with supporting documentation. The Equityholders’ Representative shall, to the extent reasonably practicable and without resulting in any delay of the Closing, consult in good faith with Purchaser regarding the calculation of the estimated Net Working Capital Deficit and the Estimated Adjustment Amount prior to the delivery of such estimates pursuant to this Section 1.3(b), and, to the extent in the possession or control of the Company or the Subsidiaries, provide Purchaser with documentation regarding the same as Purchaser may reasonably request.
(c)    Determination of Final Adjustment Amount Following Closing. Within one hundred twenty (120) days following the Closing Date, Purchaser shall deliver written notice to the Equityholders’ Representative of Purchaser’s calculation of the Adjustment Amount in accordance with the terms and conditions of this Agreement, including reasonable detail with supporting documentation. The Equityholders’ Representative and any accountants and advisors engaged by the Equityholders’ Representative shall be permitted reasonable access to the books and records of the Company and the Subsidiaries and any documents, schedules, or workpapers used by Purchaser in its calculation of the Adjustment Amount, solely for purposes of evaluating Purchaser’s calculation of the Adjustment Amount. If the Equityholders’ Representative disagrees with Purchaser’s calculation of the Adjustment Amount, within thirty (30) days after receipt of Purchaser’s calculation of the Adjustment Amount, the Equityholders’ Representative shall deliver written notice to Purchaser setting forth Equityholders’ Representative’s calculation of the Adjustment Amount, including the basis for the disagreement in reasonable detail (the “Objection Notice”). If the Equityholders’ Representative fails to timely deliver an Objection Notice, Purchaser’s calculation of the Adjustment Amount shall be final and binding on Purchaser and the Equityholders. If the Equityholders’ Representative timely delivers an Objection Notice to Purchaser, then Purchaser and the Equityholders’ Representative shall attempt in good faith to resolve any disputes as to the computation of the Adjustment Amount within thirty (30) days after the date of delivery of the Objection Notice. If Purchaser and the Equityholders’ Representative cannot reach agreement on all such disputes within such thirty (30)-day period (or such longer period as they may mutually agree), then all remaining disputes as to the computation of the Adjustment Amount shall be resolved in accordance with the procedure set forth in Section 1.3(d). The Adjustment Amount finally determined pursuant to this Section 1.3(c) and/or pursuant to the dispute resolution processes set forth in Section 1.3(d), and expressed as a positive figure, shall be referred to as the “Final Adjustment Amount.”
(d)    Dispute Resolution Regarding Adjustment Amount. In the event that Purchaser and the Equityholders’ Representative cannot reach agreement on all disputes as to the computation of the Adjustment Amount within thirty (30) days after delivery of the Objection Notice (or such longer period as they may mutually agree), Purchaser and the Equityholders’ Representative shall jointly submit such disputed determination to an independent accounting firm mutually agreed upon by Purchaser and the Equityholders’ Representative (the

“Accounting Firm”) for computation or verification of the Adjustment Amount in accordance with the provisions of this Section 1.3. Purchaser and the Equityholders’ Representative shall direct the Accounting Firm to review the matters in dispute and, within thirty (30) days following its engagement (or within the shortest time frame as the Accounting Firm shall agree), deliver a written report to Purchaser and the Equityholders’ Representative setting forth its determination of the proper amounts of such disputed matters and a calculation of the Adjustment Amount. The Accounting Firm shall determine only those items and amounts set forth in the Objection Notice that Purchaser and the Equityholders’ Representative were unable to resolve. Each of Purchaser and the Equityholders’ Representative shall be entitled to make a presentation to the Accounting Firm regarding the items and amounts that they are unable to resolve, but neither Purchaser nor the Equityholders’ Representative shall meet separately with the Accounting Firm without the other party’s prior written consent. In making its determination, the Accounting Firm shall (i) be bound by the terms and conditions of this Agreement, including the definitions of Current Assets, Current Liabilities, Adjustment Amount, and Net Working Capital Deficit, the methodology for calculating the Adjustment Amount and Net Working Capital Deficit, and the terms of this Section 1.3(d), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Purchaser or the Equityholders’ Representative or that is less than the lowest value for such amount claimed by either Purchaser or the Equityholders’ Representative. Purchaser and the Equityholders’ Representative shall cooperate with and timely respond to all reasonable requests for information, books, records, and similar items by the Accounting Firm. Except as provided by the penultimate sentence of Section 1.3(c), the submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes related to the determination of the Adjustment Amount, and the Accounting Firm’s determination shall be binding upon Purchaser and the Equityholders. The Accounting Firm’s fees and expenses shall be borne by the party whose calculation of the Adjustment Amount was farthest from the determination of the Final Adjustment Amount by the Accounting Firm, or, if the determination of the Final Adjustment Amount by the Accounting Firm is equidistant between the calculations of the parties of the Adjustment Amount, shall be borne equally by Purchaser, on the one hand, and the Equityholders, jointly and severally, on the other hand.
(e)    Over-deduct. If the Estimated Adjustment Amount (expressed as a positive figure) exceeds the Final Adjustment Amount (expressed as a positive figure) (the positive amount of such difference, the “Over-deduct”), then, within three (3) Business Days of such determination, (i) Purchaser and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Adjustment Escrow the entire amount held in the Adjustment Escrow to the Equityholders’ Representative, in trust for the benefit of the Equityholders, and (ii) Purchaser shall pay to the Equityholders’ Representative, in trust for the benefit of the Equityholders, an amount equal to the Over-deduct by wire transfer of immediately available funds into an account designated in writing by the Equityholders’ Representative.
(f)    Under-deduct. If the Final Adjustment Amount (expressed as a positive figure) exceeds the Estimated Adjustment Amount (expressed as a positive figure) (the positive amount of such difference, the “Under-deduct”), then, within three (3) Business Days of such determination, (i) if the Under-deduct exceeds the amount held in the Adjustment Escrow, then (A) Purchaser and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Adjustment Escrow the entire amount held in the Adjustment Escrow to Purchaser and (B) the Equityholders, jointly and severally, shall pay to Purchaser an amount equal to the excess of the Under-deduct over the amount held in the Adjustment Escrow by wire transfer of immediately available funds into an account designated in writing by Purchaser, or (ii) if the Under-deduct is less than the amount held in the Adjustment Escrow, then Purchaser and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Adjustment Escrow (A) to Purchaser an amount equal to the Under-deduct and (B) to the Equityholders’ Representative, in trust for the benefit of the Equityholders, the entire remaining amount held in the Adjustment Escrow.
1.4.    Closing.
(a)    The closing of the Acquisition (the “Closing”) shall take place via the electronic exchange of documents and signature pages and other required documentation, in no event later than three (3) business days after all conditions in ARTICLE VI have been satisfied or waived by the appropriate party in writing, or at such other place and time and/or on such other date as Purchaser and the Equityholders’ Representative may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m., local time for the Business the day immediately following the Closing Date (the “Effective Time”).
(b)    All deliveries, payments, and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing) and (ii) shall be deemed to be consummated simultaneously.
1.5.    Purchase Price Distribution. Notwithstanding any other provisions of this Agreement, Purchaser’s sole obligation with respect to payment of all or any portion of the Purchase Price or other amount payable pursuant to this ARTICLE I shall be the making of such payment to the account or accounts designated by the Equityholders’ Representative, which the Equityholders’ Representative shall deliver to Purchaser not less than two (2) Business Days prior to the date on which such payment is required. Purchaser shall have no liability among the Equityholders and/or any other Persons entitled to any portion thereof or otherwise in connection with the distribution thereof with respect Purchaser’s payments as directed above.
1.6.    Withholding. The Equityholders will provide a FIRPTA Certificate to Purchaser at Closing to show that no withholding or deduction by Purchaser from the Purchase Price otherwise payable pursuant to this Agreement is required pursuant to the Code or any other applicable Law.
1.7    Tax Treatment of Payments. Payments with respect to adjustments made pursuant to Section 1.3, if any, shall be deemed to be, and all parties shall treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes except to the extent required by applicable Law to be characterized as interest payments.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE
COMPANY AND THE SUBSIDIARIES
The Company and the Equityholders represent and warrant to Purchaser as follows:
2.1.    Organization and Qualification; Authority; Subsidiaries. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of state of Tennessee. Schofield Co is a corporation duly organized, validly existing, and in good standing under the Laws of state of Alabama. Spirocare Co is a limited liability company duly organized, validly existing, and in good standing under the Laws of state of Tennessee. The Company and each of the Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company and each of the Subsidiaries has the requisite power and authority to own, lease, and operate their properties, rights, and assets and to carry on the Business as it has been and is now being conducted. The Company holds no ownership interest in any other legal entity, whether wholly-owned or as a minority owner, other than the Subsidiaries. The Subsidiaries hold no ownership interest in any other legal entity, whether wholly-owned or as a minority owner.
2.2.    Authority and Validity. The Company has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents, and to consummate the transactions contemplated by the Acquisition Documents (the “Transactions”). The execution, delivery, and performance of the Acquisition Documents by the Company and the consummation of the Transactions by the Company have been duly and validly authorized by all necessary corporate action and comply with all applicable Laws (including requirements under the Code), and no other proceedings on the part of the Company are necessary to authorize the Company’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Purchaser and each other party thereto, constitute or will constitute a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.
2.3.    Governing Documents; Books and Records. True and correct copies of all organizational documents of the Company and the Subsidiaries, and all amendments thereto, have been provided to Purchaser, in each case in full force and effect as of the date of this Agreement. Neither the Company nor any of the Subsidiaries is in violation of any provision of its organizational documents. The books and records of the Company and the Subsidiaries related to the operation of the Business and minute books of the Company and the Subsidiaries have been made available to Purchaser and contain true, complete, and accurate records of the operation of the Business and actions of the Company and the Subsidiaries.

2.4.    Capitalization.
(a)    Section 2.4(a) of the Company Disclosure Schedule sets forth the ownership of record of the Equity. All of the Equity is validly issued, fully paid, and nonassessable. Other than the Equity, there are no outstanding equity securities or voting securities or securities convertible into or exchangeable for equity securities or voting securities of the Company. All of the Equity has been issued in compliance with any preemptive rights, rights of first refusal, or other preferential rights of subscription or purchase and in compliance with applicable securities Laws.
(b)    The Company owns all issued and outstanding equity of the Subsidiaries. All of the equity ownership in the Subsidiaries are validly issued, fully paid, and nonassessable. Other than the Company’s ownership interests in the Subsidiaries, there are no outstanding equity securities or voting securities or securities convertible into or exchangeable for equity securities or voting securities of the Subsidiaries. All of the equity ownership of the Subsidiaries has been issued in compliance with any preemptive rights, rights of first refusal, or other preferential rights of subscription or purchase and in compliance with applicable securities Laws.
(c)    Neither the Company nor any of the Subsidiaries have reserved any equity securities or other securities for issuance pursuant to, and has not adopted or authorized, any option plan or other agreement or arrangement providing for the issuance of equity options, profits interests, restricted equity, equity appreciation rights, phantom equity, or other equity-based compensation to its shareholders, employees, officers, directors, consultants, or any other third-parties. There are no outstanding options (whether vested or unvested), warrants, convertible securities, calls, preemptive rights, rights of first refusal, or other rights, agreements, or commitments of any nature obligating the Company or the Subsidiaries to issue, transfer, or sell any stock, other equity interests, or other voting securities in the Company or the Subsidiaries, or rights issued by the Company or the Subsidiaries, the value of which is based on the stock, other equity interests, or other voting securities in the Company or the Subsidiaries.
(d)    There are no outstanding contractual obligations of the Company or the Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests. There are no voting trusts or other agreements or understandings relating to voting of any stock or other voting securities of the Company or the Subsidiaries or otherwise granting to any Person the right to elect, or to designate or nominate for election, a Person as a director or manager of the Company or the Subsidiaries.
2.5.    No Conflict; Required Filings and Consents.
(a)    The execution, delivery, and performance by the Company of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of the Subsidiaries, (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 2.5(b) have been obtained or taken and all filings and obligations described in Section 2.5(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to the Company or any of the Subsidiaries or by which it or any of its respective properties or assets are bound, (iii) assuming that all consents, approvals, authorizations, and other actions described in Section 2.5(b) have been obtained or taken and all filings and obligations described in Section 2.5(b) have been made or fulfilled, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of, any Permit or Material Contract, or (iv) create any Lien on any property or asset of the Company or any of the Subsidiaries.
(b)    Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of the Acquisition Documents do not, and the consummation of the Transactions by the Company will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any domestic (federal, state, or local) or foreign government or governmental, regulatory, or administrative authority, agency, instrumentality, or commission, any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”), or any other Person.
2.6.    Financial Statements; Accounts Receivable.
(a)    Section 2.6(a) of the Company Disclosure Schedule (i) discloses (A) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2022, and related unaudited consolidated statements of operations of the Company and the Subsidiaries for the year then ended (the “Annual Financial Statements”) and (B) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of February 28, 2023 (the “Balance Sheet Date”), and related unaudited consolidated statements of operations for the two months then-ended (the “Interim Financial Statements”), and (ii) will disclose the Audited Financial Statements, following their addition pursuant to Section 6.2(p) (collectively, the Audited Financial Statements, together with the Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”).
(b)    The Financial Statements are true, correct, and complete and, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, have been prepared on an accrual basis, using consistent accounting practices for the periods and dates presented, in accordance with GAAP, applied on a consistent basis throughout the periods indicated, except for the absence of footnotes and changes resulting from normal year-end adjustments for the Interim Financial Statements (that, if presented in the Interim Financial Statements, would not differ materially from those included in the Audited Financial Statements). The Financial Statements present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and present fairly the results of the consolidated operations of the Company and the Subsidiaries for the periods then ended, subject to the absence of footnotes and changes resulting from normal year-end adjustments (that, if presented, would not differ materially from those included in the Audited Financial Statements). The Financial Statements have been prepared in accordance with the books and records of the Business, which have been properly maintained and are true, complete, and correct in all material respects. Neither the Company nor any of the Subsidiaries have received any advice or notification that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records, any properties, assets, Liabilities, revenues, or expenses.
(c)    The accounts receivable of the Company and each of the Subsidiaries, whether or not reflected on the most recent balance sheet included in the Financial Statements, represent bona fide transactions made in the ordinary course of business. The accounts receivable reflected on such balance sheets have been properly recorded and reserved against consistent with GAAP, and no such account receivable has been assigned or pledged to any other Person or, to the Company’s Knowledge, is subject to any right of set-off. Reasonable provision has been made in the Financial Statements, consistent with GAAP, for collection losses and contractual discounts.
2.7.    Absence of Changes. Except as set forth in Section 2.7 of the Company Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date, the Company and each of the Subsidiaries have conducted its business in the ordinary course of business consistent with past practice, there has not been any Material Adverse Effect, and neither the Company nor any of the Subsidiaries has taken any action prohibited or otherwise restricted under Section 5.1.
2.8.    No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has any Liabilities of any kind whatsoever other than Liabilities expressly described and adequately reserved against in accordance with GAAP in the Financial Statements or the notes thereto.
2.9.    Compliance with Laws; Permits; Inspections and Investigations.
(a)    Neither the Company nor any of the Subsidiaries has been, or is currently, in material violation of any Law or Order applicable to it or by which it or any of its properties or assets is bound. Neither the Company nor any of the Subsidiaries is currently subject to any fine, penalty, or Liability as a result of a failure to comply with any requirement of any applicable Law or Order or has received any notice of such noncompliance.
(b)    The Company and each of the Subsidiaries hold all permits, registrations, licenses, certifications, franchises, approvals, accreditations, and other authorizations (each, a “Permit”) required by Law or any Governmental Authority for it to own, lease, and operate its properties and assets or to carry on its business as it is now being conducted. All such Permits are current and valid and no revocation, suspension, restriction, cancellation, or adverse modification of any Permit is pending or, to the Company’s Knowledge, threatened. Section 2.9(b) of the Company Disclosure Schedule sets forth a correct and complete list of all such Permits, complete and correct copies of which have been provided to Purchaser. No violation, default, or deficiency exists with respect to any such Permits.
(c)    Each employee and independent contractor of the Company and the Subsidiaries, and to the Company’s Knowledge, each supplier of the Company and the Subsidiaries, is the holder of all Permits required by Law or any Governmental Authority for such Person to perform services for or on behalf of the Company and the Subsidiaries. Section 2.9(c) of the Company Disclosure Schedule sets forth a correct and complete list of all such Permits held by each employee and independent contractor of the Company and the Subsidiaries, complete and correct copies of which have been made available to Purchaser.
(d)    Except as set forth in Section 2.9(d) of the Company Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries have been, and to the Company’s Knowledge, no employee or independent contractor of the Company or the Subsidiaries (that relates to such Person’s performance of services for or on behalf of the Company or the Subsidiaries) has been, the subject of any inspection, investigation, survey, audit, monitoring, or other form of review by any Governmental Authority, professional review organization, accrediting organization, or certifying agency based upon any alleged improper activity or violation of Law, and (ii) neither the Company nor any of the Subsidiaries have received any notice of deficiency, warning letter, notice of required corrective action, or other similar communication with respect to any alleged improper activity or violation of Law. The Company has provided Purchaser with complete and correct copies of all surveys, audits, observations, or findings related to inspections or investigations of the Company and the Subsidiaries conducted by any Governmental Authority, professional review organization, accrediting organization, or certifying agency.
2.10.    No Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there is no suit, claim, action, arbitration, administrative or other proceeding, investigation, or inquiry (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries. There are no Orders binding on the Company or any of the Subsidiaries or any of their respective properties or assets.

2.11.    Labor and Employment Matters.
(a)    Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, the Company and the Subsidiaries, including, to the Company’s Knowledge, leased employees and workers from any staffing firms, have been in material compliance with all applicable Laws regarding employment, employment practices, terms and conditions of employment, and immigration for the past three (3) years, including, termination of employment; calculation and payment wages; calculation and payment of overtime; calculation of hours; meal and rest breaks; occupational safety and health; employee whistleblowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar Tax; and workers’ compensation.
(b)    There are no, and during the past three (3) years there have been no, actual or, to the Company’s Knowledge, threatened (a) unfair labor practice complaints against the Company or any of the Subsidiaries before the National Labor Relations Board or any other Governmental Authority, (b) charges with respect to or relating to the Company’s or any of the Subsidiaries’ employment practices before the Equal Employment Opportunity Commission, any state fair employment practice agency, or any other Governmental Authority, (c) claims with respect to payment of wages, salary, overtime pay, or other wage and hour issues before any Governmental Authority, in each case, with respect to any current or former employees or workers of the Company or any of the Subsidiaries, or (d) immigration practices. No Occupational Safety and Health Administration investigations have been made of the Company or any of the Subsidiaries in the past three (3) years.
(c)    Neither the Company nor any of the Subsidiaries is a party to any union or collective bargaining agreement or other similar agreement or work rules regarding the rates of pay or working conditions of any employees or workers. No union attempts to organize the employees or the Company or the Subsidiaries have been made, and to the Company’s Knowledge, there are no such attempts currently threatened. There has been no actual, or to the Company’s Knowledge, threatened labor strike, controversy, slowdown, work stoppage, or lockout by any employees or workers of the Company or the Subsidiaries.

(d)    Neither the Company nor any of the Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities of the Company or the Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or the Subsidiaries. Neither the Company nor any of the Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law.
(e)    Section 2.11(e) of the Company Disclosure Schedule contains a list of the name, title, entity that employs such person, date of hire, and current annual compensation rate, including any non-discretionary bonuses, of all employees of the Company and the Subsidiaries as of the date hereof.
(f)    Neither the Company nor any of the Subsidiaries has received any written notice that any employee listed in Section 2.11(f) of the Company Disclosure Schedule (each a “Key Employee” and collectively, the “Key Employees”) intends to, and to the Company’s Knowledge no such employee has threatened to, terminate his or her employment with the Company or any of the Subsidiaries.
2.12.    Employee Benefit Plans.
(a)    Section 2.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) other bonus, deferred compensation, pension, profit-sharing, equity compensation, retirement, health or other insurance, stock purchase, stock-based, incentive, vacation pay, sick pay, other fringe benefits, employment, consulting, severance, retention, termination, or change-of-control plans, agreements, arrangements, practices, or understandings maintained or contributed to by the Company, the Subsidiaries, or any ERISA Affiliates for the benefit of any of the current or former employees, independent contractors, directors, managers, or officers of the Company, the Subsidiaries, or any of their dependents, or with respect to which the Company or any of the Subsidiaries has any Liability (collectively, the “Benefit Plans”).
(b)    The Company and the Subsidiaries have made available to Purchaser true and complete copies of (i) each Benefit Plan, including complete, executed copies of any plan documents and any and all amendments thereto, (ii) the most recently prepared actuarial report or financial statements, (iii) annual reports on Form 5500 with respect to each Benefit Plan (if applicable) (and all attachments thereto) for the most recent three (3) years, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required under ERISA, as well as all summaries of material modifications, where applicable, (v) each trust agreement and group annuity contract or other funding mechanism (including insurance contracts) relating to any Benefit Plan, (vi) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the Internal Revenue Service, as well as any correspondence or rulings within the last six (6) years from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, or other Governmental Authority with jurisdiction over any Benefit Plan (other than routine tax or other required filings), (vii) copies of any filings within the past three (3) years with the Internal Revenue Service or the Company’s internal records under Revenue Procedure 2016-51 or its predecessor revenue procedures (EPCRS Program) and any filings within the past three (3) years with the Department of Labor under its Voluntary Fiduciary Compliance Program (or predecessor program), (viii) copies of any material written correspondence with a Governmental Authority regarding audits or noncompliance with applicable Law of any Benefit Plan, (ix) copies of testing data and results for non-discrimination testing performed under Code Sections 401(k), 401(m), 105(h), 125, and 129, as applicable, and (x) in the case of a Benefit Plan that is a group health plan subject to Code Section 4980H, the “summary of benefits and coverage.”
(c)    There is no Action (other than routine claims for benefits and appeals of denied claims), pending or, to the Company’s Knowledge, threatened, with respect to any Benefit Plan or the assets of any Benefit Plan.
(d)    Neither the Company or any of the Subsidiaries nor any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)), (iii) a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA), (iv) a “multiple employer welfare arrangement” (as such term is defined Section 3(40) of ERISA), or (v) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). The Company, the Subsidiaries, and their ERISA Affiliates have not incurred and there are no circumstances under which they could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.
(e)    Each Benefit Plan and all related trusts, insurance contracts, and funds has been maintained, funded, and administered in accordance with the terms of such Benefit Plan and applicable Law. No contributions or payments are due or required to be paid by the Company or any of the Subsidiaries with respect to any of the Benefit Plans (including payments for the Transitional Reinsurance Program contribution required under 45 CFR §153.400), except for payments due or required to be paid in the ordinary course of business consistent with past practice. Each Benefit Plan in effect as of Closing that is a group health plan has at all times complied with the requirements of Code Section 4980H, including the distribution of a “summary of benefits and coverage” to employees and calculations of full-time employees and full-time equivalent employees, and no “Employer Shared Responsibility” payments described in Code Section 4980H have been incurred or will be incurred for any period prior to Closing.
(f)    No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company, any of the Subsidiaries, or their respective employees to (i) any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (ii) any Liability under Section 502(i) or (l) of ERISA. With respect to any Benefit Plan: (1) no filing, application or other matter is pending with any Governmental Authority, (2) there is no Action pending, other than routine claims for benefits, with respect to any Benefit Plan, and (3) there has been no act or omission that would constitute interference by the Company or any of the Subsidiaries with any entitled right under a Benefit Plan under Section 510 of ERISA.
(g)    Section 2.12(g) of the Company Disclosure Schedule lists each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), and each such Benefit Plan has been maintained and operated in operational and documentary compliance with Section 409A of the Code and the guidance issued thereunder. No payment to be made to any of the current or former employees, independent contractors, directors, managers, or officers of the Company, the Subsidiaries, or any of their dependents under any Benefit Plan is or, to the Company’s Knowledge, will be subject to the penalties of Section 409A(a)(1) of the Code. With respect to any of the current or former employees, independent contractors, directors, managers, or officers of the Company or any of the Subsidiaries, or any of their dependents, neither the Company nor or any of the Subsidiaries has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A of the Code or has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(h)    The Company and the Subsidiaries have, at all relevant times, properly classified each provider of services to the Company and the Subsidiaries as an employee or independent contractor, as the case may be, for all purposes relating to each Benefit Plan for which classification could be relevant.
(i)    Neither the Company or any of the Subsidiaries has any Liability to provide nor any Liability with respect to an obligation to provide, medical, dental, or life insurance coverage or any other welfare benefits after termination of employment in respect of the Company’s or any of the Subsidiaries’ employees, except as may be required under Section 4980 of the Code or similar state Law.
(j)    Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, the execution and delivery of the Acquisition Documents and the consummation of the Transactions will not (either alone or together with any other event) result in any Liability of the Company or any of the Subsidiaries for (i) any payment or benefit (including any bonus, retention, “golden parachute,” severance, or retirement payment or benefit) becoming due to the Company’s or any of the Subsidiaries’ employees, former employees, or independent contractors, or their dependents or beneficiaries, under any Benefit Plan or otherwise (collectively, the “Transaction Bonuses”), (ii) an increase in any payments or benefits payable under any Benefit Plan or otherwise, or (iii) any acceleration of the time of payment or vesting of any payments or benefits payable under any Benefit Plan. The execution and delivery of the Acquisition Documents and the consummation of the Transactions will not (either alone or together with any other event) limit or restrict the right of the Company or any of the Subsidiaries or, after the Closing, Purchaser, to merge, amend, or terminate any Benefit Plan, except as required by Law.
(k)    The Company has provided Purchaser with employee information required for accurate and timely filing of Forms 1094-C and 1095-C under Section 6056 of the Code for compliance with the Affordable Care Act.
2.13.    Property.
(a)    Section 2.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of all items of tangible personal property owned, used, or leased by the Company or any of the Subsidiaries with an original or replacement cost or value greater than Five Thousand Dollars ($5,000) (the “Personal Property”). Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, the Company and each of the Subsidiaries has good and marketable title to the Personal Property owned by it, or a good and valid leasehold interest in the Personal Property leased by it, free and clear of all Liens (other than Permitted Liens). All of the Personal Property, whether owned or leased, is in the possession and control of the Company or the Subsidiaries and is located at the premises currently used for the operation of the Business. All of the Personal Property is in good and marketable condition and are saleable or usable (as applicable) in the ordinary course of business consistent with past practice and in accordance with applicable Law, except for obsolete, excess, damaged, slow-moving, or otherwise unusable inventories that have been written off or written down in the Financial Statements in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, no items of equipment, products, or supplies have been sold or disposed of, except through sales in the ordinary course of business. The quantities of each item of equipment, products, and supplies are not excessive, but are reasonable in the present circumstances of the Company and the Subsidiaries.
(b)    Section 2.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of all items of real property owned, leased, or otherwise used by the Company or any of the Subsidiaries. The Company and the Subsidiaries have good and valid leasehold or other right-of-use interest in each parcel of real property used in the Business (the “Leased Real Property ”) and the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto. Each lease, sublease, or other right-of-use of the Leased Real Property is a legal, valid, and binding obligation of the Company or the Subsidiaries and the other parties thereto, enforceable in accordance with its terms, and neither the Company nor any of the Subsidiaries has received notice of any default with respect to any such lease, sublease, or other right-of-use. Neither the Company nor any of the Subsidiaries has leased, subleased, licensed, or otherwise granted any third party the right to use or occupy the Leased Real Property or any portion thereof. To the Company’s Knowledge, all buildings, structures, fixtures, and other improvements on the Leased Real Property conform in all material respects to all applicable Laws and use restrictions. Neither the Company nor any of the Subsidiaries has received any notice within the past twenty-four (24) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.
2.14.    Intellectual Property.
(a)    Section 2.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used or held for use in the operation of the Business, together with a complete list of all licenses granted by or to the Company or any of the Subsidiaries with respect to any of the foregoing (other than licenses and shrink wrap licenses for commercial off-the-shelf software products). The Company and the Subsidiaries have the lawful right to use all intellectual property used or held for use in the operation of the Business and have taken all commercially reasonable measures to protect and maintain its respective trade secrets. In addition to the aforementioned, Section 2.14(a) of the Company Disclosure Schedule contains the following information: (i) a list of any and all domain names associated with the Business, (ii) contact information for the domain owner responsible for authorizing transfer, unlocking the domain, and providing Purchaser with the domain key, (iii) a list of any existing websites social media pages (Facebook, Twitter, LinkedIn, etc.) and a description of any intranet for the Business (if any exist), (iv) contact information for the owner of each item included in Section 2.14(a)(iii) above and administrative access to the accounts relating thereto (login information), and (v) a list of any approvals required with respect to any content incorporated into any item set forth in Section 2.14(a) of the Company Disclosure Schedule and, if any such approval is required, the name and contact information associated therewith. The Company and the Subsidiaries have obtained and possess valid licenses, sublicenses, or other rights to legally use all of the software programs present on the computers and other software-enabled electronic devices that the Company or the Subsidiaries own or lease or that they have otherwise provided to their employees for their use in connection with the Business.
(b)    Except as otherwise set forth on Section 2.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of the Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to the use by the Company or any of the Subsidiaries of any material intellectual property owned or used by the Company or any of the Subsidiaries in the operation of the Business, (ii) to the Knowledge of the Company, no third party is materially infringing or misappropriating any intellectual property used in the Business, and (iii) the trademarks, service marks, and trade names identified on Section 2.14(a) of the Company Disclosure Schedule are owned by the Company or any of the Subsidiaries and have been continuously and properly used and maintained since the applicable first use date.
(c)    The Company and the Subsidiaries take commercially reasonable measures to protect the confidentiality of its respective trade secrets, confidential information, and personal data and to prevent unauthorized access to trade secrets, confidential information, and personal data.
2.15.    Material Contracts and Commitments.
(a)    Section 2.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, agreements, commitments, instruments, and obligations, whether written or oral, contingent or otherwise, of the Company, the Subsidiaries, or otherwise pertaining to the Business that involve any of the following (each, a “Material Contract”):
(i)    the lease, as lessee or lessor, or license (as licensee or licensor) of any real or personal property (tangible or intangible),
(ii)    the employment or engagement of any employee, consultant, independent contractor, or agent, other than those terminable at will without severance obligation,
(iii)    the purchase of supplies or products from, or for the performance of services by, a third party in excess of Ten Thousand Dollars ($10,000) in any individual case,
(iv)    the sale of supplies or products, or for the performance of services, by the Company or any of the Subsidiaries in excess of Ten Thousand Dollars ($10,000) in any individual case,
(v)    the incurrence of Indebtedness or the making of any loans,
(vi)    any license, franchise, or distributorship, copyright, or any ideas, technical assistance, or other know-how of, used by, or held for use by the Business,
(vii)    capital expenditures or the acquisition or construction of fixed assets requiring payment of Ten Thousand Dollars ($10,000) individually or in the aggregate,
(viii)    the grant to any third party of a Lien on all or any material part of any assets,
(ix)    any joint venture or partnership or other contract providing for the sharing of profits,
(x)    any arrangement limiting or prohibiting the freedom of the Company or any of the Subsidiaries, or any of their respective Affiliates, to compete or conduct any lawful business in any manner in the Business or requiring the Company or any of the Subsidiaries, or any of their respective Affiliates, to share profits of the Business,
(xi)    any arrangement related to the Business that is not in the ordinary course of business, consistent with past practices,
(xii)    any arrangement related to the Business involving any Affiliate, director, trustee, stockholder, or officer of the Company or any of the Subsidiaries,

(xiii)    any agreement between the Company or any of the Subsidiaries and any third-party payor under which the Company reasonably expects to receive revenues in excess of Ten Thousand Dollars ($10,000),
(xiv)    any other arrangement that requires performance for a period of more than ninety (90) days or that requires aggregate payments in excess of Ten Thousand Dollars ($10,000) over the remaining term of such arrangement,
(xv)    payment, performance of services, or delivery of goods, regardless of amount, with any referral source, including all physicians and healthcare providers,
(xvi)    any arrangement with any labor union or collective bargaining group or organization, or
(xvii)    any other contract that is material to the business of the Company or any of the Subsidiaries.
(b)    The Company has made available to Purchaser correct and complete copies of all of the Material Contracts. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, the Material Contracts are valid and enforceable in accordance with their terms, and with respect to each Material Contract, (i) there is not any existing or claimed default or breach by the Company or any of the Subsidiaries or event which, with the notice or lapse of time or both, would constitute a default or breach by the Company or any of the Subsidiaries, (ii) there is not, to the Company’s Knowledge, any existing or claimed default or breach by any other party or event which, with notice or lapse of time or both, would constitute a default or breach by any such party, and (iii) neither the Company nor any of the Subsidiaries has given or received any unresolved notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach thereof or default thereunder. There is no actual or, to the Knowledge of the Company, threatened termination, cancellation, or limitation of any Material Contract. To the Knowledge of the Company, there is no pending or threatened bankruptcy, insolvency, or similar proceeding with respect to any other party to any of the Material Contracts. There are no renegotiations of or outstanding rights to renegotiate any Material Contracts and no party has made written demand for such renegotiation. No purchase commitment by the Company or any of the Subsidiaries is in excess of the ordinary business requirements of the Business. Each Material Contract results from an arms-length negotiation between the parties to arrive at fair market value consideration.
2.16.    Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule:
(a)    All Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are correct and complete in all material respects. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not file a Tax Return that it may be subject to Taxes by that jurisdiction or have a duty to file a Tax return in that jurisdiction. Neither the Company nor any of the Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.
(b)    All Taxes payable by or on behalf of the Company or any of the Subsidiaries (regardless of whether shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns of or relating to the Company or any of the

Subsidiaries have not yet been filed or for which Taxes are not yet due or owing, the Company and the Subsidiaries have made due and sufficient accruals for the payment of all such Taxes on the face of its most recent balance sheet included in the Financial Statements and on its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Subsidiaries. The Company and the Subsidiaries have duly withheld or collected and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person. There are no Liens for Taxes (other than Permitted Liens) on any properties or assets of the Company or any of the Subsidiaries.
(c)    All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of or including the Company or any of the Subsidiaries have been fully paid. Neither the Company any of the Subsidiaries have received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any of the Subsidiaries, or any other matter pending with any Governmental Authority.
(d)    Neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement, or plan (whether written or unwritten) covering any Person that, individually or in the aggregate, has resulted or could result in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law). No Person has any agreement, contract, arrangement, or plan (whether written or unwritten) with the Company or any of the Subsidiaries that would entitle such Person to any gross-up of any Taxes imposed by Section 4999 of the Code.
(e)    Neither the Company nor any of the Subsidiaries is a party to any tax sharing, allocation, indemnity, or similar agreement or arrangement (other than customary tax indemnification provisions in commercial contracts or agreements not primarily relating to Taxes). Except with respect to the Companies and the Subsidiaries themselves, neither the Company nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or a unitary Tax Return nor has any Tax Liability for any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Tax Law, or as a transferee or successor, by contract, or otherwise. Neither the Company nor any of the Subsidiaries is obligated to pay, gross up, or otherwise make any payment to any Person with respect to Taxes.
(f)    The Company and the Subsidiaries have disclosed on their federal income Tax Returns, to the extent applicable, all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(g)    Neither the Company nor any of the Subsidiaries has participated in any “reportable transaction,” as defined in Treasury Regulations, or a transaction substantially similar to a reportable transaction.
(h)    Neither the Company or the Subsidiaries nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company or any of the Subsidiaries, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of the Subsidiaries.
(i)    Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a period ending after the Closing Date as a result of any (i) installment sale or open transaction or (ii) prepaid amount.
(j)    The Company and each of the Subsidiaries has at all times since its respective inception been properly classified for purposes of federal income Tax and all applicable state and local income Tax as an S Corporation or a qualified subchapter S subsidiary, as applicable. Neither the Company nor any of the Subsidiaries will be liable for any Tax under Code Section 1374 caused by a Section 338(h)(10) Election, and has not, within the “recognition period” within the meaning of Code Section 1374(d)(7) and (8), (i) acquired assets from a corporation in a transaction in which its basis in such asset is determined, in whole or in part, by reference to the basis of such asset (or any other property) in the hands of a C corporation or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Neither the Company or the Subsidiaries, nor any Equityholder nor, to the Company’s Knowledge, any Tax Authority, has taken a position inconsistent with such above classifications.
(k)    There is no property or obligation of the Company nor any of the Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, credits or unclaimed amounts, or intangibles that are, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property, or similar Law.
(l)    To the Company’s Knowledge, there is no position, that if raised by any Governmental Authority, could reasonably be expected to result in a material Tax liability of the Company nor any of the Subsidiaries.
(m)    Neither the Company nor any of the Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority that will be binding on the Company nor any of the Subsidiaries after the Closing Date, and no power of attorney has been granted by the Company nor any of the Subsidiaries that would be binding on Purchaser with respect to Tax matters for taxable periods including, or beginning after, the Closing Date.
(n)    Neither the Company nor any of the Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Code Section 355.
(o)    Neither the Company nor any of the Subsidiaries (i) is a “controlled foreign corporation” within the meaning of Code Section 957, (ii) is a “passive foreign investment company” within the meaning of Code Section 1297, (iii) has any permanent establishment, office, or fixed place of business in a country other than the United States of America.
(p)    Except for the Company’s ownership interest in Schofield Co and Spirocare Co, neither the Company nor any of the Subsidiaries owns an interest in any Flow-Thru Entity.

2.17.    Environmental Matters.
(a)    For purposes of this Agreement, “Environmental Laws” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the date of this Agreement. For purposes of this Agreement, “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radioactive substances, chlorofluorocarbons, and similar ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant, or contaminant that is regulated by or pursuant to, defined or listed or classified as hazardous, toxic, or radioactive under, any Environmental Law.
(b)    The Company and each of the Subsidiaries has materially complied and is in material compliance with all Environmental Laws applicable to the Business as presently or previously conducted, including all environmental permits required for the occupation of its properties or facilities. During the past five (5) years, neither the Company nor any of the Subsidiaries has received any notice, report, or other information regarding any violation of, or Liability under, any Environmental Laws with respect to its past or current operations, properties, or facilities, including the Leased Real Property. Neither Company nor any of the Subsidiaries and, to the Company’s Knowledge, no predecessor of the Company or any of the Subsidiaries, has treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any Hazardous Materials, in each case, in a manner that has given or would give rise to any Liabilities or investigative, corrective, or remedial obligations pursuant to any Environmental Laws.
(c)    To the Company’s Knowledge, (i) there are no underground storage tanks located in, at, on or under any Leased Real Property, and (ii) except to the extent in compliance with Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products that contain PCBs, lead paint or asbestos, located in, at, on, or under the Leased Real Property (including any building, structure or other improvement that is part of the Leased Real Property).
(d)    The Company has provided to Purchaser complete and correct copies of all environmental audits, reports and other material environmental documents in the possession of the Company and the Subsidiaries relating to (i) the Company, the Subsidiaries, their respective past or present operations, properties or facilities, including the Leased Real Property, (ii) the compliance by the Company, the Subsidiaries, or any Leased Real Property with any Environmental Laws, or (iii) any potential or actual Liability of the Company or any of the Subsidiaries with respect to any Leased Real Property.
2.18.    Provider Programs.
(a)    Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company and each of the Subsidiaries is (i) certified for participation and reimbursement (the “Certifications”) under Titles XVIII and/or XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and (ii) the holder of current provider agreement(s) or contract(s) (“Payor Agreements”) for any Medicare or Medicaid Programs and such other similar federal, state, or local reimbursement or governmental programs from which the Company or any of the Subsidiaries currently receives payments (each, a “Government Program”). Set forth in Section 2.18(a) of the Company Disclosure Schedule is a correct and complete list of all licenses, permits, other authorizations, and provider agreements of the Business under all Government Programs, true, complete, and correct copies of which have been provided to the Purchaser. True, complete, and correct copies of all surveys of the Company and each of the

Subsidiaries conducted in connection with any Government Program or licensing or accrediting body during the past five (5) years have been provided to the Purchaser.
(b)    Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, no material violation, default, deficiency, or other breach exists with respect to any of the Certifications or Payor Agreements or with respect to any provider agreements or contracts between the Company or any of the Subsidiaries and any private non-governmental program, including any private insurance program, from which the Company or any of the Subsidiaries currently receives payments (“Private Program”). Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice of any action pending or recommended by any Governmental Authority or Private Program and, to the Company’s Knowledge, there is no threatened or contemplated action or recommendation by any Governmental Authority or Private Program, in each case to revoke, limit, withdraw, terminate, suspend, or adversely modify any Certification, Payor Agreement, or provider agreement or contract with any Private Program. No right of the Company or any of the Subsidiaries to receive payments pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action by any Governmental Authority or other Person. None of the Company, any of the Subsidiaries, or their respective directors or managers have been excluded from, debarred, restricted, or prohibited from participation in any Government Program or Private Program. Set forth in Section 2.18(b) of the Company Disclosure Schedule is a correct and complete list of all licenses, permits, other authorizations, and provider agreements of the Business under all Private Programs, true, complete, and correct copies of which have been provided to the Purchaser.
(c)    The Company and the Subsidiaries have timely filed all cost reports, survey reports, and other reports required to be filed prior to the date hereof with Government Programs, Private Programs, fiscal intermediaries, and other insurance carriers and payors (collectively, “Required Reporting”). All Required Reporting was complete and accurate and was prepared in compliance with all applicable Laws, regulations, and principles governing reimbursement and payment of claims. All filed Required Reporting have been accepted by the applicable recipient. True and complete data pertaining to the Business provided on Required Reporting filed by the Company or any of the Subsidiaries, if applicable, have heretofore been delivered to Purchaser. Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, the Company and each of the Subsidiaries has (i) paid or caused to be paid or have properly reflected in the Financial Statements all known and undisputed refunds, overpayments, discounts, or adjustments that have become due pursuant to such reports and related to the Business and (ii) no Liability under any Government Program or Private Program for any refund, overpayment, discount, or adjustment for services provided in the operation of the Business, including Liabilities discovered as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program, and no interest or penalties are accruing with respect thereto, except as has been specifically reserved for in the Financial Statements or disclosed herein or in the Company Disclosure Schedule hereto. Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, there is no basis for any claim or request for recoupment or reimbursement by any Governmental Authority or Private Program. Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, during the past three (3) years, there have been no claims for refunds, overpayments, discounts, or adjustments as a result of audits conducted by recovery audit contractors, zone program integrity contractors, or similar investigative agencies on behalf of any Government Program or Private Program. Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to reopen any closed cost reports filed, and there are no adjustments or penalties otherwise resulting from any failure to accurately and timely file Required Reporting. There are no other reports required to be filed by the Company or any of the Subsidiaries in order to be paid under any

Government Program or Private Program for services rendered by the Business, except for Required Reporting not yet due.
2.19.    Health Care Laws.
(a)    Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, the Company and each of the Subsidiaries has materially complied and is currently in material compliance with all applicable Health Care Laws. The term “Health Care Laws” shall mean collectively: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (iv) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); (v) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vi) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (vii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (viii) the Exclusion Laws, 42 U.S.C. § 1320a-7; (ix) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (x) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (collectively, “HIPAA”); (xi) Laws governing the provision of substance abuse treatment and maintenance of related records (including 42 U.S.C. §290dd-2); (xii) all applicable implementing Laws and Orders; (xiii) any similar state and local Laws and Orders; and (xiv) all applicable federal, state, and local licensing, certificate of need, corporate practice of medicine, fee splitting, state anti-kickback or self-referral, regulatory and reimbursement Laws and Orders applicable to the items and services that the Company or any of the Subsidiaries provides. Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written communication from a Governmental Authority or other Person that alleges that it is not in compliance with any Health Care Law, other than any statements of deficiencies from a Governmental Authority in connection with surveys and other reviews occurring in the ordinary course of business.
(b)    The Company and each of the Subsidiaries has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (a) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom the Company or any of the Subsidiaries provides functions or activities that render that entity a “business associate” (as defined at 45 C.F.R. § 160.103)), or (b) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company or any of the Subsidiaries that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). Neither the Company nor any of the Subsidiaries has breached in any material respect any such Business Associate Agreement and, to the Company’s Knowledge, no other party has breached in any material respect any such Business Associate Agreement. To the Company’s Knowledge, there have been no material complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance of the Company or any of the Subsidiaries or, to the Company’s Knowledge, its respective subcontractors, or to state authorities with respect to the Company’s or any of the Subsidiaries’ compliance with all similar state Laws governing the privacy, security, or confidentiality of medical and/or health information of patients. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries, nor, to the Company’s Knowledge, any of its respective subcontractors have experienced any (a) breach of security, as defined by HIPAA or similar state Laws, with respect to medical or health information of patients, (b) Breach of Unsecured Protected Health Information, as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (c)  a Security Incident, as “Security Incident” is defined by HIPAA, that has the potential to impact the security or integrity of the Company or any of the Subsidiaries or other covered entity data. The Company and each of the Subsidiaries has identified, documented, and addressed

Security Incidents that have the potential to impact in any material respect the security and/or integrity of user data and/or the contractual obligations of the Company or any of the Subsidiaries. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries have made, or to the Company’s Knowledge, been required by any privacy Laws to make, any disclosures or other notifications to any patient, the public, or any Governmental Authority regarding an actual or potential use or disclosure of information in material violation of the privacy Laws.

(c)    Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is currently, and at all times during the past three (3) years they have not, (i) been a party to any corporate integrity agreements, monitoring agreements, consent decrees, Orders, or similar agreements with or imposed by any Governmental Authority in connection with any violation of Health Care Laws, (ii) been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Authority in connection with the violation of any Health Care Laws, (iii) been charged with, convicted of, or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Government Program or any other violation of Health Care Laws, (iv) to the Company’s Knowledge, been a party or subject to any Action (including any qui tam action) alleging any violation of Health Care Laws, (v) received written notice from any Governmental Authority (including any search warrant, subpoena, civil investigative demand, or contact letter) that alleges the Company’s or any Subsidiaries’ noncompliance with, or states that the Company or any of the Subsidiaries are under investigation with respect to, any material noncompliance with any Health Care Law that has not been resolved with no fine, penalty or Liability, or other finding of fault or admission of guilt , or (vi) received any written complaints, notices, or allegations from employees, independent contractors, vendors, physicians, or any other Person that would reasonably put Company or any of the Subsidiaries on notice that it has, in the past three (3) years, materially violated, or are currently in material violation of, any Health Care Law, other than those which have been reasonably determined not to constitute a material violation of any Health Care Law.
(d)    Except as set forth on Schedule 2.19(d) of the Company Disclosure Schedule, (i) all billing practices of the Company and the Subsidiaries with respect to all Government Programs are, and at all times in the past three (3) years have been, in material compliance with applicable Health Care Laws, (ii) to the Company’s Knowledge, neither the Company nor any of the Subsidiaries have submitted any false or fraudulent claim for payment to any Government Program within the past three (3) years, and (iii) all claims filed or required to be filed within the past three (3) years by or on behalf of the Company or any of the Subsidiaries with respect to the Government Programs have been filed in material compliance with all applicable Health Care Laws and are complete and accurate in all material respects.
(e)    The Company and each of the Subsidiaries has, as applicable, adopted and maintained a written compliance program, complete and accurate copies of which have been provided to Purchaser.
2.20.    Insurance Policies.
(a)    The Company and each of the Subsidiaries have maintained in full force and effect (i) general and professional liability insurance coverage on an claims-made basis for all periods of its operation of the Business and (ii) various policies and forms of insurance insuring the Business, in each case, of the type and in the amounts customary and adequate for the Business. In addition, the Company and each of the Subsidiaries maintains excess liability insurance. Section 2.20 of the Company Disclosure Schedule sets forth certificates of insurance evidencing such coverage. All such insurance is in full force and effect and enforceable in accordance with its terms.

(b)    None of the Company or any of the Subsidiaries is now in default regarding the provisions of any such insurance, including failure to make timely payment of all premiums due thereon, and it has not failed to file any notice or present any claim thereunder in due and timely fashion in respect of the Business. Neither the Company nor any of the Subsidiaries has received any notification from any insurance carrier denying or disputing a claim made on any policies, denying, or disputing any coverage of any claim, denying, or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any policies.
2.21.    Affiliated Transactions. Except as set forth in Section 2.21 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any agreement, commitment, or transaction with or for the benefit of any shareholder, officer, director, manager, employee, or Affiliate or, to the Company’s Knowledge, any individual related by blood, marriage, or adoption to any such Person or any entity in which any such Person owns any beneficial interest.
2.22.    Payors; Referral Sources. Section 2.22 of the Company Disclosure Schedule sets forth a correct and complete list of (a) the ten (10) largest payors (the “Payors”) of the Company and the Subsidiaries by collections from such Payors for the fiscal year ended December 31, 2022, and (b) each of the referral sources (the “Referral Sources”) of the Company and the Subsidiaries attributable for greater than two percent (2%) of collections for the fiscal year ended December 31, 2022. No Payor has provided the Company or any of the Subsidiaries with written notice that such Payor will stop, materially decrease the rate of, or materially change the terms with respect to, payment or coverage of the items and services provided by the Company or any of the Subsidiaries (whether as a result of the consummation of the Transactions or otherwise). The Company has made available to Purchaser accurate and complete copies of all material correspondence between the Company or any of the Subsidiaries and each Payor relating to any future changes in reimbursement rates or threatened terminations, investigations, or audits within the last twelve (12) months. No Referral Source has provided the Company or any of the Subsidiaries with written notice that he, she, or it will stop, or materially decrease the volume or scope of, his, her, or its referrals to the Company or any of the Subsidiaries (whether as a result of the consummation of the Transactions or otherwise).
2.23.    Bank Accounts. Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of all bank accounts, safety deposit boxes, and lock boxes of the Company and the Subsidiaries, and describes each authorized signatory with respect thereto.
2.24.    Experimental Procedures. Neither the Company nor any of the Subsidiaries has performed or permitted the performance of any experimental or research procedures or studies involving patients of the Business or otherwise.
2.25.    Statements True and Correct. No representation or warranty made by the Company in this Agreement or in any statement, certificate, or instrument to be furnished to Purchaser by the Company pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, and all such statements, representations, and warranties are true and complete in all material respects.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING EACH EQUITYHOLDER
Each Equityholder, solely with respect to itself, severally and not jointly, represents and warrant to Purchaser as follows:

3.1.    Authorization and Validity. Such Equityholder has the power and authority necessary to execute and deliver the Acquisition Documents to which it is a party, to perform its obligations under such Acquisition Documents, and to consummate the Transactions. The execution, delivery, and performance of the Acquisition Documents to which such Equityholder is a party by it, and the consummation of the Transactions by it, have been duly and validly authorized by all necessary action on the part of such Equityholder, and no other proceedings on the part of such Equityholder are necessary to authorize its execution, delivery, and performance of the Acquisition Documents to which it is a party or consummation of the Transactions. The Acquisition Documents to which such Equityholder is a party have been or will be, as the case may be, duly and validly executed and delivered by such Equityholder and, assuming the due authorization, execution, and delivery by Purchaser and each other party thereto, constitute or will constitute a legal, valid, and binding obligation of such Equityholder, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.
3.2.    No Conflict; Required Filings and Consents.
(a)    The execution, delivery, and performance by such Equityholder of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) if such Equityholder is an entity, conflict with or violate its articles of organization or bylaws/operating agreement (or equivalent organizational documents), (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 3.2(b) have been obtained or taken and all filings and obligations described in Section 3.2(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to such Equityholder or by which such Equityholder or any of its properties or assets is bound, (iii) assuming that all consents, approvals, authorizations, and other actions described in Section 3.2(b) have been obtained or taken and all filings and obligations described in Section 3.2(b) have been made or fulfilled, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of, any material contract, agreement, instrument, license, or permit applicable to such Equityholder or by which any of its properties or assets is bound, or (iv) with respect to such Equityholder, create any Lien on the Equity held by such Equityholder.
(b)    Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the execution, delivery, and performance by such Equityholder of the Acquisition Documents to which it is a party do not, and the consummation of the Transactions by such Equityholder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority or any other Person.
3.3.    No Litigation. There are no Actions pending or, to the knowledge of each Equityholder, threatened against such Equityholder, or Orders binding on such Equityholder or any of its properties or assets, in each case that would reasonably be expected to have a Material Adverse Effect.
3.4.    Equity. Such Equityholder is the sole record and beneficial owner of the Equity set forth opposite its name on Annex I, and has good, valid, and marketable title to such Equity, free and clear of all Liens. Such Equityholder has the power and authority to sell, transfer, assign and deliver the Equity owned by such Equityholder, and the sale, transfer, assignment, and delivery of its Equity to Purchaser as contemplated by this Agreement will convey to Purchaser good and valid title to such Equity, free and clear of any and all Liens, other than transfer restrictions imposed by applicable securities Laws and Liens created by Purchaser. Except as set forth on Section 3.4 of the Company Disclosure Schedule, there are no proxies or other contracts to which such Equityholder is a party relating to its Equity or the voting, issuance, registration, repurchase, redemption, sale, or transfer of any Equity or any other equity securities or voting securities of the Company or any of the Subsidiaries, and there are no rights, arrangements, agreements, or commitments of any nature obligating such Equityholder to transfer or sell any of the Equity held by such Equityholder.
3.5.    Brokers. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries or any of their respective officers, managers, directors, or employees has employed any broker, finder, or investment banker or incurred any brokerage, finders, or other fee or commission in connection with the Transactions.
3.6.    Statements True and Correct. No representation or warranty made by such Equityholder in this Agreement or in any statement, certificate, or instrument to be furnished to Purchaser by such Equityholder pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, and all such statements, representations, and warranties are true and complete in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER
Purchaser represents and warrants to the Equityholders as follows:

4.1.    Organization and Qualification; Authority.
(a)    Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified as a foreign corporation to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)    Purchaser has the requisite power and authority to own, lease, and operate its properties, rights, and assets and to carry on its business as it has been and is now being conducted.
4.2.    Authorization and Validity. Purchaser has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents, and to consummate the Transactions. The execution, delivery, and performance of the Acquisition Documents by Purchaser and the consummation of the Transactions by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery by each other party thereto, constitute or will constitute a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

4.3.    No Conflict; Required Filings and Consents.
(a)    The execution, delivery, and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with, or violate any Law or Order applicable to Purchaser or by which Purchaser or any of its properties or assets is bound, (iii) assuming that all consents, approvals, authorizations, and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of, any material contract, agreement, instrument, license, or permit applicable to Purchaser or by which any of its properties or assets is bound, except with respect to clauses (ii) and (iii) above, to the extent any such conflict, violation, breach or default would not reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, the execution, delivery, and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions by Purchaser will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority or any other Person.
4.4.    Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser, or Orders binding on Purchaser or any of its properties or assets, in each case that would reasonably be expected to have a Material Adverse Effect.
4.5.    Restricted Securities. Purchaser is acquiring the Equity for its own account, with the intention of holding the Equity for investment and not with a view to the resale or distribution of any part of the Equity, and Purchaser does not have any present intention of selling, granting any participation in or otherwise distributing the Equity. Purchaser understands that the Equity have not been registered under the Securities Act, by reason of specific exemptions from the registration provisions, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed in this Agreement. Purchaser understands that the Equity are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the Equity indefinitely unless they are registered with the SEC and qualified by state authorities or an exemption from such registration and qualification requirements is available. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
4.6.    Brokers. Neither Purchaser, nor any of its officers, directors, or employees has employed any broker, finder, or investment banker or incurred any brokerage, finders, or other fee or commission in connection with the Transactions.
4.7.    Statements True and Correct. No representation or warranty made by Purchaser in this Agreement or in any statement, certificate, or instrument to be furnished to the Equityholders by Purchaser pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading, and all such statements, representations, and warranties are true and complete in all material respects.

ARTICLE V
COVENANTS
5.1.    Interim Operations. Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or as agreed to in writing by Purchaser, the Company and the Equityholders covenant and agree that, prior to the Closing:
(a)    The business and operations of the Company and the Subsidiaries shall be conducted in the ordinary course of business consistent with past practice;
(b)    The Company and the Subsidiaries shall use commercially reasonable efforts to keep intact its rights, properties, and assets, Permits, and employee, independent contractor, supplier, customer, and other business relationships;
(c)    The Company and the Subsidiaries shall use commercially reasonable efforts to keep and maintain its rights, properties, and assets in their present condition, repair, and working order, except for normal depreciation and wear and tear;
(d)    Neither the Company nor any of the Subsidiaries shall (i) authorize for issuance, issue, deliver, sell, or agree or commit to issue, sell, or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase, or otherwise), pledge, or otherwise encumber any equity interests of the Company or the Subsidiaries (including securities convertible into, or rights or options to acquire, equity interests of the Company or the Subsidiaries), (ii) repurchase, redeem, or otherwise acquire any equity interests of the Company or the Subsidiaries (including securities convertible into, or rights or options to acquire, equity interests of the Company or the Subsidiaries), or (iii) amend or otherwise change its certificate of incorporation or bylaws (or equivalent organizational documents);
(e)    The Company and the Subsidiaries shall not acquire, including by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or in any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or make any capital expenditures or commitments or otherwise incur any obligations (including equipment lease obligations) or other Indebtedness in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate, other than pursuant to existing agreements disclosed to Purchaser;

(f)    Neither the Company nor any of the Subsidiaries shall (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, manager, officer, employee, or independent contractor, other than (A) increases and bonuses expressly contemplated by or required under existing employment or consulting agreements or bonus plans, and (B) increases in compensation to employees in the ordinary course of business consistent with past practice, and in the case of each of (A) and (B) above, only to the extent disclosed to Purchaser in writing, (ii) except as required to comply with applicable Law, become obligated under any Benefit Plan that was not in existence on the date of this Agreement or amend, modify, or terminate any Benefit Plan in existence on the date of this Agreement, or (iii) except as required to comply with applicable Law, pay any benefit not required by any Benefit Plan as in effect as of the date of this Agreement;
(g)    Neither the Company nor any of the Subsidiaries shall sell, lease, license, subject to any Lien (other than a Permitted Lien), or otherwise encumber or dispose of (including through any sale-leaseback or similar transaction) any of its properties or assets;
(h)    Neither the Company nor any of the Subsidiaries shall (i) make or forgive any loans, advances, or capital contributions to, or investments in, any Person, other than trade accounts receivable incurred in the ordinary course of business consistent with past practice, (ii) assume, guarantee, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the Indebtedness or other obligations of any other Person, or (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person;
(i)    Neither the Company nor any of the Subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, joint venture, restructuring, recapitalization, or other reorganization of the Company or any of the Subsidiaries;
(j)    Neither the Company nor any of the Subsidiaries shall (i) enter into or materially amend, modify, or supplement any Material Contract or (ii) waive, release, grant, assign, or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);
(k)    The Company and the Subsidiaries shall (i) comply in all material respects with its obligations under the Material Contracts as such obligations become due, (ii) use commercially reasonable efforts to maintain insurance covering risks of such types and in such amounts as are consistent with past practices, and (iii) use commercially reasonable efforts not to permit any insurance policy naming the Company or any of the Subsidiaries as beneficiary or loss payable payee to be canceled or terminated;
(l)    Neither the Company nor any of the Subsidiaries shall enter into any new line of business;

(m)    Neither the Company nor any of the Subsidiaries shall (i) change any material accounting policies, practices, or procedures (including material Tax accounting policies, practices, and procedures), except as required by applicable Law or GAAP, (ii) revalue in any material respect any of its assets (including writing down or writing off any notes or accounts receivable in any material manner), except as required by GAAP, or (iii) make or change any material Tax election, make or change any material method of accounting with respect to Taxes except as required by applicable Law, settle or compromise any material Tax liability, or file any Tax Return (or amendment to a Tax Return) that would materially increase the Tax Liability of the Company or any of the Subsidiaries after the Closing;
(n)    Neither the Company nor any of the Subsidiaries shall take any action to accelerate the collection of any accounts receivable or delay or fail to pay any accounts payable or other Liabilities; and
(o)    Neither the Company nor any of the Subsidiaries shall agree or commit to take any of the foregoing actions prohibited by this Section 5.1.
Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that neither Purchaser nor its affiliates have the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company and the Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control, and supervision over its operations.
5.2.    Filings and Consents.
(a)    Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to (i) cooperate with one another in determining which filings are required to be made by each party prior to the Closing with, and which consents, approvals, permits, or authorizations are required to be obtained by each party prior to the Closing from, Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) assist the other parties in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations, and waivers required to be made and obtained by the other parties. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other parties with drafts of such application or filing (excluding any confidential information included therein) and afford the other parties a reasonable opportunity to comment on such drafts. Each of the parties shall promptly furnish all information required to be included in any such application or filing with any Governmental Authority. Each party shall bear its own costs, fees, and expenses payable to any Governmental Authority in connection with any required notification or filing made or given to any Governmental Authority in connection with the Transactions.
(b)     Without limiting the foregoing, each of the parties shall use their commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent, or delay the consummation of the Transactions.
5.3.    Reasonable Assistance. Prior to the Closing, the parties shall use their commercially reasonable efforts to take, or cause to be taken, all such actions, and to assist and cooperate with the other parties in taking such action, as may be necessary or appropriate to effectuate, as expeditiously as practicable, the Acquisition and the other Transactions on the terms and subject to the conditions set forth in this Agreement. Each party, at the reasonable request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Transactions.

5.4.    Access to Information.
(a)    Prior to the Closing, the Company shall provide Purchaser and its officers, directors, managers, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants, and financing sources (collectively, the “Purchaser Representatives”) reasonable access, upon reasonable notice and during normal business hours, to the offices, facilities, books, and records of the Company and the Subsidiaries and to the Company’s executive officers, directors, managers, agents, counsel, accountants, investment bankers, financial advisors, and representatives (collectively, the “Company Representatives”).
(b)    The Company shall also furnish or make available to Purchaser and the Purchaser Representatives such financial and operating data and such other information with respect to the Company or the Subsidiaries as Purchaser or the Purchaser Representatives may from time to time reasonably request.
(c)    Notwithstanding the foregoing, the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which would violate applicable Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by the Company’s legal counsel, might reasonably result in antitrust compliance questions for such party (or any of its affiliates). If any material is withheld by the Company pursuant to the preceding sentence, the Equityholders’ Representative shall inform Purchaser as to the general nature of what is being withheld.
(d)    Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the provisions of the Confidentiality Agreement, dated as of August 8, 2022 (the “Confidentiality Agreement”), between Purchaser and the Company shall apply to all information furnished to Purchaser or any Purchaser Representative by the Company or the Company Representative under this Agreement.
5.5.    Public Announcements. The Equityholders’ Representative (and the Company, prior to the Closing) agrees that it will not issue any press release or otherwise make any public statement with respect to the Acquisition or the other Transactions without the prior written consent of the Purchaser, except to the extent that disclosure is required by Law, in which case the Equityholders’ Representative shall give Purchaser prior written notice and an opportunity to review and comment upon such disclosure prior to its issuance.
5.6.    No Shop. Until the earlier of the Closing or the termination of this Agreement, none of the Company, the Subsidiaries, or any Equityholder shall, directly or indirectly, through any officer, director, manager, employee, affiliate, agent, intermediary, or representative: (a) solicit, initiate, or encourage submission of proposals or offers from any Person relating to any purchase of the Company’s or any Subsidiaries’ assets, other than any purchase of assets in the ordinary course of business consistent with past practice, or any equity securities or any merger, consolidation, share exchange, business combination, recapitalization, reclassification, or other similar transaction involving the Company or any of the Subsidiaries (an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise respond to, cooperate, or encourage any effort or attempt by any other Person to make an Acquisition Proposal, or (c) enter into any agreement, arrangement, or understanding with respect to an Acquisition Proposal or any other transaction that would have the effect of preventing or limiting the Acquisition. The Company shall immediately (and in any event within one (1) Business Day of learning of the relevant information) notify Purchaser if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, together with the details of such proposal, offer, inquiry, or contact, and the identity of the potential purchaser.
5.7.    Covenants Regarding Potential Breach. Prior to the Closing, each party shall promptly notify the other parties after learning of (a) any Material Adverse Effect with respect to such party, (b) any material Actions commenced or, to its Knowledge, threatened, involving or affecting the Company or any of the Subsidiaries or its respective rights, properties, or assets, (c) any representation or warranty made by such party in this Agreement becoming untrue or inaccurate in any material respect, (d) any failure by such party to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement. Such party shall use all commercially reasonable efforts to cure such matter or, to the extent a covenant or other agreement set forth in this Agreement requires an alternative standard of conduct (e.g., “reasonable best efforts”), such party shall act in accordance with such alternative standard of conduct to cure such matter. No disclosure by a party pursuant to this Section 5.7 (“Schedule Update”), however, shall be deemed to amend or supplement the schedule referred to in such representation or warranty or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, that if (i) the disclosure of the facts or conditions included in such Schedule Update (A) relates to events first arising or occurring after the date hereof and (B) would give Purchaser the right to elect to terminate this Agreement pursuant to ARTICLE VII if the applicable cure period described therein has lapsed, and Purchaser does not make such termination election within twenty (20) Business Days of the delivery of such Schedule Update or otherwise proceeds to consummate the Closing after delivery of such Schedule Update, or (ii) relates to the addition of the Audited Financial Statements to Section 2.6(a) of the Company Disclosure Schedule, then such Schedule Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to ARTICLE VIII and the conditions set forth in Section 6.2(a). The disclosure by any party in any Schedule Update shall not constitute an admission by it that any matters disclosed therein constitute or give rise to a failure of a condition under Section 6.2 or 6.3, as applicable, or a right to terminate in accordance with ARTICLE VII.
5.8.    Tax Matters.
(a)    Except as expressly covered by the provisions of this Agreement, all stock transfer, sales, use, excise, controlling interest, real estate transfer, documentary, stamp, recording, and other similar Taxes (including interest, penalties, and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions (regardless of the Person on whom such Transfer Taxes are imposed by Law) shall be paid by the Equityholders when due, and the Equityholders shall, at their own expense, file all necessary Tax Returns with respect to such Transfer Taxes; provided, that Purchaser shall reasonably cooperate with the Equityholders’ Representative in preparing, executing, and filing any Tax Returns with respect to such Transfer Taxes.
(b)    The Equityholders and Purchaser shall jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Equity. Notwithstanding the foregoing sentence, if Purchaser elects to make the Section 338(h)(10) Election, Purchaser shall pay to the Equityholders an additional amount equal to the agreed excess, if any, of the Tax incurred on the sale of Shares over the Tax that would have been incurred on the sale of Shares had no such Section 338(h)(10) Election been made, as agreed by the parties based upon good faith cooperation, which excess Purchaser shall pay to the Equityholders promptly following the filing of the Section 338(h)(10) Election as full and final satisfaction of Purchaser’s payment obligations to the Equityholders in respect of the Section 338(h)(10) Election. Purchaser shall prepare, execute, and deliver to the

Equityholders’ Representative, and each Equityholder shall execute and the Equityholders’ Representative shall deliver to Purchaser, such documents and forms as each shall reasonably request or as are required by applicable Law for an effective Section 338(h)(10) Election, including IRS Form 8023 (together with any schedules or attachments thereto) or any successor form required pursuant to applicable Treasury Regulations and any applicable state form(s).
(c)    Within one hundred twenty (120) days following the Closing Date, Purchaser shall deliver to the Equityholders’ Representative a schedule reflecting the allocation of the Purchase Price, as adjusted pursuant to the Treasury Regulations under Section 338(h)(10) of the Code, in accordance with such Treasury Regulations and Section 1060 of the Code, among the asset classes of the Company and the Subsidiaries for all Tax purposes (as finalized pursuant to this Section 5.8(c), the “Allocation Schedule”). The parties hereto shall work together in good faith for a period of thirty (30) days following purchaser’s delivery of same to review and revise the proposed allocation as necessary to be mutually acceptable to the parties. Purchaser and the Equityholders’ Representative shall resolve any disputes regarding the Allocation Schedule by submission to the Accounting Firm using the procedures set forth in Section 1.3(d), mutatis mutandis. Following the Closing Date, Purchaser shall amend the Allocation Schedule to reflect any adjustments to the Purchase Price and shall deliver such amended Allocation Schedule to Equityholders’ Representative within a reasonable time thereafter for Equityholders’ Representative’s consent, which shall not be unreasonably withheld, delayed, or conditioned. Purchaser and the Equityholders agree to adhere to, and not take any position for Tax purposes inconsistent with, the Allocation Schedule, as may be amended by mutual agreement of the parties, before any Governmental Authority or in any judicial proceeding and for the purposes of any Tax Returns filed by them subsequent to the Closing Date, unless required by applicable Law.
(d)    The Equityholders’ Representative, at the sole cost and expense of the Equityholders, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company and the Subsidiaries (including any Flow-Thru Returns) with respect to any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date, including any deferred items triggered into income under Regulation 1.1502-13, any excess loss account taken into income under Regulation 1.1502-19, and the effects of a Section 338(h)(10) Election (the “Pre-Closing Period”), and shall pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with applicable Law and, to the extent not inconsistent with the foregoing, the prior practice of the Company and the Subsidiaries. The Equityholders’ Representative shall provide Purchaser with completed drafts of any such Tax Returns for Purchaser’s review and comment at least twenty (20) Business Days prior to the due date thereof, and the Equityholders’ Representative shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Purchaser prior to the filing thereof.
(e)    Purchaser will prepare and file, or cause to be prepared and timely filed, all Tax Returns for the Company and the Subsidiaries for all taxable periods commencing after the Closing Date and for any Straddle Period.
(f)    The Equityholders shall be responsible for any Tax with respect to the Company or the Subsidiaries that is attributable to a Pre-Closing Period or to that portion of the Straddle Period that ends on the Closing Date. For purposes of this Section 5.8, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the

Closing Date and the denominator of which is the number of days in the entire Tax period, (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date, (iii) in the case of any Tax in the form of interest or penalties on any Tax for a Pre-Closing Period (or portion of a Straddle Period ending on the Closing Date), be treated as attributable to a Pre-Closing Period or that portion of the Straddle Period that ends on the Closing Date, whether such items are incurred, accrued, assessed, or similarly charged on, before, or after the Closing Date, (iv) in the case of any Taxes imposed on the Company or any of the Subsidiaries or Purchaser as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), be treated as Taxes of the Company and the Subsidiaries for a Pre-Closing Period or that portion of the Straddle Period that ends on the Closing Date, and (v) in the case of any Taxes imposed on the Company or any of the Subsidiaries with respect to the payment of any Transaction Expenses incurred or accrued at or prior to Closing by the Equityholders, the Company, or any of the Subsidiaries, be treated as Taxes of the Company for a Pre-Closing Period or that portion of the Straddle Period that ends on the Closing Date.
(g)    To the extent reasonably requested, at the expense of the requesting party, Purchaser and the Equityholders’ Representative shall, respectively, (i) assist in the preparation and timely filing of any Tax Return of the Company and any of the Subsidiaries, (ii) assist in any audit or other Action with respect to Taxes or Tax Returns of the Company and any of the Subsidiaries, (iii) make available any information, records, or other documents in such party’s possession relating to any Taxes or Tax Returns of the Company and any of the Subsidiaries, (iv) provide any information in such party’s possession necessary or reasonably requested to allow Purchaser or the Company and any of the Subsidiaries to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement, and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Tax, in each case, with respect to a Pre-Closing Tax Period or Straddle Period. Notwithstanding the foregoing, nothing in this Section 5.8(f) shall require the Purchaser to provide to the Equityholders’ Representative any Tax Returns of Purchaser or any of its Affiliates other than the Company and any of the Subsidiaries.

(h)    Following the Closing, Purchaser and Equityholders shall not, and shall not permit any of their respective Affiliates to, (i) except as required by applicable Law, amend any Tax Return of the Company or any of the Subsidiaries filed with respect to any Pre-Closing Period, (ii) make any Tax election that has retroactive effect to any Pre-Closing Period, (iii) extend or waive any statute of limitations for the assessment of any Tax with respect to any Pre-Closing Period, or (iv) enter into any voluntary disclosure agreement with any Governmental Authority with respect to any Tax for a Pre-Closing Period, in each case without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.
(i)    Following the Closing Date, if an audit or other Action is initiated by any Governmental Authority with respect to Taxes of the Company or any of the Subsidiaries (each a “Tax Contest”) for which (i) the Equityholders may have an indemnification obligation under this Agreement and (ii) the outcome is not reasonably likely to have a material impact on the Taxes or Tax positions of Purchaser or the Company or any of the Subsidiaries in periods or portions thereof after the Closing (including an increase in taxable income allocable to them) (a “Seller Tax Contest”), the party receiving notice of such audit or other Action shall promptly notify the other party in writing, stating the nature and basis of such claim and the amount thereof, to the extent known; provided, that the failure or delay to provide such notice will not relieve any party of any obligation or liability that it may have under this Agreement, except to the extent that the party entitled to receive such notice has been actually and materially prejudiced by the other party’s failure or delay to give such notice. The Equityholders’ Representative shall have the right, at its option and at the Equityholders’ Representative’s sole cost and expense, to elect to control any Seller Tax Contest; provided, that such election shall be made in writing within thirty (30) days of receipt of notice of such Seller Tax Contest. If the Equityholders’ Representative elects to control any Seller Tax Contest, then: (A) the Equityholders’ Representative shall provide Purchaser with a timely and reasonably detailed account of all material developments of such Seller Tax Contest, (B) Purchaser shall be entitled, at its own expense, to participate in such Seller Tax Contest and retain advisors of its choice, (C) the Equityholders’ Representative shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any material written materials prepared or furnished in connection with such Seller Tax Contest and shall consider in good faith any such comments provided by Purchaser, and (D) in no event shall the Equityholders’ Representative settle, compromise, and/or concede any such Seller Tax Contest without the prior written consent of Purchaser. In connection with any Tax Contest other than a Seller Tax Contest and to the extent it relates to a Pre-Closing Period or a Straddle Period and for which the Equityholders may have any liability (including an increase in taxable income allocable to them) (each a “Purchaser Tax Contest”), Purchaser shall control each such Purchaser Tax Contest of the Company or any of the Subsidiaries at its own costs and expense, provided that (W) Purchaser shall provide the Equityholders’ Representative, at the Equityholders’ Representative’s expense, with a timely and reasonably detailed account of all material developments of such Tax Contest, (X) the Equityholders’ Representative shall have the right, at its own expense, to participate with representatives of its choosing in all stages of any such Tax Contest, (Y) Purchaser shall consult with the Equityholders’ Representative before submitting any material written materials prepared or furnished in connection with such Tax Contest and shall consider in good faith any such comments provided by the Equityholders’ Representative, and (Z) in no event shall Purchaser settle, compromise, and/or concede any such Purchaser Tax Contest without the prior written consent of the Equityholders’ Representative. The provisions of this Section 5.8(h) shall take priority over the comparable provisions contained in ARTICLE VII.

5.9.    Additional Restrictive Covenant. In further consideration, and as a condition and inducement to Purchaser’s willingness to purchase the Equity for the Purchase Price and to protect the value of the Equity (including the customer relationships and goodwill in the Company and the Subsidiaries as of the Closing), each Equityholder covenants and agrees that such Equityholder shall not, directly or indirectly, publish, write, confirm, repeat, or otherwise communicate in any form, any information, misinformation, comment, opinion, or remark, regardless of its believed truth, that disparages, or could reasonably be expected to harm the reputation of Purchaser, the Company, any of the Subsidiaries, or any of their respective affiliates or their respective businesses, products, services, business practices, employment practices, members, managers, directors, officers, employees, consultants, or agents.
5.10.    Employment Matters.
(a)    For informational purposes, at least three (3) Business Days prior to the Closing Date, the Company shall deliver an updated Section 2.11(e) of the Company Disclosure Schedule with respect to all employees of the Company and the Subsidiaries as of the Closing Date.
(b)    At least five (5) Business Days prior to the Closing Date, the Company shall cause to be adopted resolutions of the appropriate board of directors (or such other body, committee, individual, or person possessing the necessary plan termination authority) of the Company and the Subsidiaries, together with all necessary plan amendments, to (i) terminate all Benefit Plans intended to comply with the requirements of Code Section 401(k) sponsored or maintained by the Company and the Subsidiaries (the “401(k) Plan”) effective no later than the day immediately preceding the Closing Date (the actual effective date of termination being referred to herein as the “Plan Termination Date”), (ii) freeze entry of new or rehired participants into the 401(k) Plan effective as of the Plan Termination Date, and (iii) cease all contributions to the 401(k) Plan effective as of the Plan Termination Date, other than contributions relating to periods of service prior to the Plan Termination Date. The form and substance of such resolutions and any necessary plan amendments shall be provided in advance to, and pre-approved by, Purchaser, which approval shall not be unreasonably withheld. The Company shall deliver to Purchaser a copy of such adopted resolutions and any necessary amendments, together with evidence of adoption, as soon as practicable following their adoption as provided above and shall fully comply with such resolutions and any necessary amendments thereto.
(c)    Nothing in this Agreement is intended or will be construed to (i) amend any Benefit Plan, (ii) affect the Company’s or any of the Subsidiaries’ or Purchaser’s, or any of their respective Affiliates’, right to amend or terminate any Benefit Plan or other benefit plan or program at any time, subject to the provisions of this Agreement and the terms of such plan, or (iii) require Purchaser, the Company or any of the Subsidiaries, or any of their respective Affiliates, to continue any specific benefit plan or program, or to continue the employment of any specific Person. No provision of this Agreement shall create any third-party beneficiary or other rights in any Person, other than the parties to this Agreement, and no provision of this Agreement will be construed to create any right to any compensation or benefits on the part of any employee, any beneficiary or dependent thereof, any collective bargaining representative thereof or any other future, present or former employee of the Company or any of the Subsidiaries, Purchaser, or any of their respective Affiliates, with respect to the compensation, terms and conditions of employment, continued employment, and/or benefits that may be provided such Persons or under any benefit plan which the Company, any of the Subsidiaries, Purchaser, or any of their respective Affiliates may maintain.
5.11.    Treatment of Tax Refund Escrow Amount.

(a)    In the event that the Company receives payment from the Internal Revenue Service in respect of the Estimated Tax Refund after the Closing Date but before the twenty four (24) month anniversary of the Closing Date, Purchaser and the Equityholders’ Representative shall direct the Escrow Agent to promptly release from the Indemnity Escrow (i) to the Equityholders’ Representative (for and on behalf of the Equityholders) an amount equal to the lesser of (A) the Tax Refund Escrow Amount or (B) the amount of such payment received from the Internal Revenue Service and, if applicable, (ii) to Purchaser the amount by which the Tax Refund Escrow Amount exceeds such payment received by the Company from the Internal Revenue Service.
(b)    In the event that the Company does not receive payment from the Internal Revenue Service in respect of the Estimated Tax Refund after the Closing Date but before the twenty four (24) month anniversary of the Closing Date, the Purchaser and the Equityholders’ Representative shall direct the Escrow Agent to promptly release from the Indemnity Escrow to Purchaser an amount equal to the Tax Refund Escrow Amount.
(c)    In the event that the Company receives payment from the Internal Revenue Service in respect of the Estimated Tax Refund prior to the Closing Date, the amount of the Tax Refund Escrow Amount shall be zero and the forgoing provisions of this Section 5.11 and Section 8.7(b)(i) shall be null and void and have no effect.
5.12.    Pre-Closing Transfer of Company Property. Prior to the Closing, the Company and the Equityholders shall take all actions required to complete the actions set forth in Section 5.12 of the Company Disclosure Schedule.
5.13.    Savings Clause. To the extent that any provision of this ARTICLE V shall be held by a court of competent jurisdiction to be unenforceable as written, the parties stipulate and agree that such provision shall be retroactively amended to conform to the maximum restrictions allowed by Law, the same as if such provision as amended had originally been included in this ARTICLE V. Each party agrees that irreparable damage would occur and that the aggrieved party would not have any adequate remedy at law in the event that any of the provisions of this ARTICLE V were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that an aggrieved party shall be entitled to an injunction or injunctions and other equitable relief, including specific performance, to prevent breaches of this ARTICLE V and to enforce specifically the terms and provisions of this ARTICLE V, in addition to any other remedy to which they are entitled at law or in equity, including damages. Each party agrees that the aggrieved party will not be required to post bond or other similar security in seeking such relief. If, at any time, a party is in material breach of its duties and obligations under this ARTICLE V, any applicable statute of limitations affecting this ARTICLE V shall be tolled for such party during the period of time it is in such material breach.

ARTICLE VI
CLOSING DELIVERIES
6.1.    Conditions to the Obligations of Each Party. The respective obligations of Purchaser, on the one hand, and the Equityholders, on the other hand, to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions:
(a)    Governmental Approvals. All consents, approvals, and permits of, authorizations from, notifications to, and filings with any Governmental Authorities required to be made, obtained, or effected prior to the consummation of the Acquisition shall have been made, obtained, or effected, as applicable.
(b)    No Orders or Injunctions; Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order that is then in effect and has the legal effect of preventing or prohibiting consummation of the Acquisition; provided, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.
6.2.    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of Purchaser:
(a)    Representations and Warranties. The representations and warranties of the Company and the Equityholders set forth in this Agreement shall be true and correct in all but de minimis respects without giving effect to any “material,” “materially,” “Material Adverse Effect,” or similar qualifiers therein as of the date of this Agreement and on and as of the Closing (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true would not reasonably be expected to have a Material Adverse Effect; provided, that the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.5, 3.1, 3.2, and 3.5 shall be true and correct in all respects.
(b)    Covenants and Agreements. The Company, the Subsidiaries, and each Equityholder shall have performed or complied, in all material respects, with each obligation, agreement, and covenant to be performed or complied with by them under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect on the Company and the Subsidiaries.
(d)    Closing Certificates. The Company shall have delivered to Purchaser a certificate of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a), (b), and (c) with respect to the Company and the Subsidiaries have been satisfied. The Equityholders’ Representative shall have delivered to Purchaser a certificate of each Equityholder, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and (b) with respect to such Equityholder have been satisfied.

(e)    Secretary’s Certificate. The Company shall have delivered to Purchaser a certificate of the Secretary of the Company certifying: (i) the articles of incorporation and bylaws (or equivalent organizational documents) of the Company and each of the Subsidiaries as in effect immediately prior to the Closing and (ii) complete and correct copies of the resolutions of the directors of the Company, authorizing the Company’s execution, delivery, and performance of the Acquisition Documents and the Company’s consummation of the Transactions.
(f)    Good Standing Certificates. The Company shall have delivered to Purchaser a certificate of good standing for the Company and each of the Subsidiaries from the state of its jurisdiction of organization, dated within five (5) Business Days prior to the Closing Date.
(g)    FIRPTA Certificate. The Equityholders’ Representative shall have delivered to Purchaser a non-foreign person affidavit from each Equityholder that complies with the requirements of Section 1445 of the Code.
(h)    Escrow Agreement. The Equityholders’ Representative shall have delivered to Purchaser the Escrow Agreement duly executed by the Equityholders’ Representative.
(i)    Payoff Letters; Liens; Affiliate Transactions.
(i)    The Company shall have delivered to Purchaser (A) the Payoff Letters that include, as applicable, a statement by the lender or creditor thereunder that it will file as soon as practicable upon receipt of the outstanding amount (or grant the right of the Company, the Subsidiaries, or their respective designees to file) termination statements with respect to any Liens associated with the payments or other obligations owed thereunder upon satisfaction in full of such payments or other obligations set forth in such Payoff Letters, and (B) evidence reasonably satisfactory to Purchaser that the holders of all discharged Indebtedness have fully release and extinguished or will reasonably promptly fully release and extinguish all Liens (other than Permitted Liens) on the Company’s or any of the Subsidiaries’ rights, properties, or assets, other than such Liens that will be discharged upon the satisfaction in full at the Closing of the payments or other obligations set forth in such Payoff Letters.
(ii)    Neither the Company nor any of the Subsidiaries shall be a party to, or otherwise in any manner be obligated under (for example, as an obligor, an oblige, or a guarantor), any loan or advance with any director, manager, officer, employee, or direct or indirect equityholder of the Company or any of the Subsidiaries, or any related Person or Affiliate of any of the foregoing.
(iii)    The Company shall have delivered to Purchaser written evidence, in form reasonably satisfactory to Purchaser, of the termination of any contract or other agreement (whether written or oral) between the Company or any of the Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Subsidiaries or any equityholder of the Company or any of the Subsidiaries, on the other hand.
(j)    Required Contract Approvals, Consents, and Notices. The Company shall have delivered to Purchaser evidence of receipt of each approval, consent, or provision of sufficient notice set forth on Section 6.2(j) of the Company Disclosure Schedule.
(k)    Due Diligence. Purchaser shall in all respects be reasonably satisfied with the results of its business, accounting, and legal due diligence investigation of Company and the Business. Additionally, Purchaser shall in all respects be reasonably satisfied with its continuing review of matters contained in the Schedules.

(l)    Retention Agreements. The Company shall have delivered an Offer Letter (including terms of employment) executed by each Key Employees and the Company, concerning the continued employment by each such individual with the Company from and after the Closing Date, each in a form acceptable to Purchaser in its sole discretion.
(m)    Resignations. The Company shall have delivered to Purchaser resignations of each of the directors and officers identified on Exhibit A, effective as of the Effective Time.
(n)    Restrictive Covenant Agreements. The Restrictive Covenant Agreements shall be in full force and effect and have not been revoked or challenged as of the Closing.
(o)    Instruments of Transfer. The Equityholders’ Representative shall have delivered to Purchaser (i) all certificates representing the Equity, together with duly executed stock powers attached in proper form for transfer to Purchaser, free and clear of any Liens (other than restrictions on the transfer of securities imposed by state or federal securities Laws), and (ii) a properly executed IRS Form W-9 for each Equityholder.
(p)    Audited and Interim Financial Statements. The Company shall have delivered to Purchaser an unqualified audit report issued by Horne LLP consisting of an unqualified audit opinion covering Horne LLP’s audit of the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2022, and the consolidated statements of operations, stockholders’ equity, and cash flows of the Company and the Subsidiaries for the year then ending, with the related notes to such consolidated financial statements, in accordance with auditing standards generally accepted in the United States of America (the “Financial Statement Audit”), together with a copy of such audited consolidated financial statements and the related notes thereto (collectively, the “Audited Financial Statements”), and accompanied by a consent of Horne LLP granting Purchaser and its affiliates use of the audit opinion in their filings with the Securities and Exchange Commission under the Securities Act. The Company shall also have delivered an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the end of each calendar month after the date of this Agreement and prior to the Closing and year-to-date consolidated statement of operations of the Company and the Subsidiaries within thirty (30) days following the end of each such calendar month, together with corresponding interim period(s) from the prior calendar year, each such financial statement being in conformity with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, valuation, and estimation methodologies that were used in the preparation of the Audited Financial Statements (except that such unaudited financial statements may omit footnote disclosures and changes resulting from normal year-end adjustments). The Company shall amend Section 2.6(a) of the Company Disclosure Schedule to include add the Audited Financial Statements not less than five (5) days prior to the Closing.
(q)    Settlement Statement. The Equityholders shall have signed and delivered to Purchaser a Settlement Statement approved by all parties.
(r)    Other Documents. Such other documents as may be reasonably necessary to consummate the Transactions, as reasonably requested by Purchaser or its counsel.
(s)    Tail Insurance. The Equityholders’ Representative shall provide to Purchaser evidence of extended reporting endorsements, or “tail binders,” on any “claims made” insurance covering professional, general liability, or cyber/security insurance coverage of the Company and the Subsidiaries, which will extend coverage for no less than five (5) years beyond the Closing Date, the cost of which shall have been fully-paid by or on behalf of the Equityholders; provided, that it is agreed and acknowledged that any “occurrence based”

policies of the Company and the Subsidiaries are not required to be so extended or subjected to a tail.
6.3.    Conditions to Obligations of the Equityholders. The obligations of the Equityholders to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of the Equityholders’ Representative:
(a)    Representations and Warranties. The representations and warranties of the Company and the Equityholders set forth in this Agreement shall be true and correct in all but de minimis respects without giving effect to any “material,” “materially,” “Material Adverse Effect,” or similar qualifiers therein as of the date of this Agreement and on and as of the Closing (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), except where the failure of such representations and warranties to be true would not reasonably be expected to have a Material Adverse Effect.
(b)    Covenants and Agreements. Purchaser shall have performed or complied, in all material respects, with each obligation, agreement, and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)    Closing Certificate. Purchaser shall have delivered to the Equityholders’ Representative a certificate executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
(d)    Escrow Agreement. Purchaser shall have delivered to the Equityholders’ Representative the Escrow Agreement duly executed by Purchaser and the Escrow Agent.
(e)    Other Documents. Such other documents as may be reasonably necessary to consummate the Transactions, as reasonably requested by the Equityholders’ Representative or its counsel.
(f)    Closing Payments.
(i)    Purchaser shall have made payment to the Equity holders of the Equity holders share of the Purchase Price by wire transfer.
(ii)    Purchaser shall have delivered the Adjustment Escrow Amount and the Indemnification Escrow Amount to the Escrow Agent.
(iii)    Purchaser shall have paid the Closing Transaction Payments (if any) to the respective payee thereof.
(g)    Settlement Statement. Purchaser shall have signed and delivered to the Equityholders a Settlement Statement approved by all parties.
ARTICLE VII
TERMINATION
7.1.    Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by mutual written consent of Purchaser and the Equityholders’ Representative.

7.2.    Termination by Purchaser or the Equityholders’ Representative. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by Purchaser or the Equityholders’ Representative if:
(a)    the Closing shall not have been consummated on or before August 1, 2023 (the “Outside Date”), provided, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of a representation, warranty, covenant, or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Acquisition to have been consummated on or before the Outside Date (the breach, act, or failure to act of the Company or any Equityholder being deemed the breach, act, or failure to act of the Equityholders’ Representative under this Section 7.2(a)); or
(b)    any Governmental Authority has issued an Order (which has not been vacated, withdrawn, or overturned) permanently restraining, enjoining, or otherwise prohibiting the consummation of the Acquisition and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party that has failed to perform its obligations under the last sentence of Section 5.2(b) (the failure to perform of the Company or any Equityholder being deemed the failure to perform of the Equityholders’ Representative under this Section 7.2(b)).
7.3.    Termination by Purchaser. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by Purchaser, if the Company or the Equityholders have breached any of their representations, warranties, covenants, or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Company Terminating Breach”), and such Company Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or (b), and (ii) is incapable of being cured or has not been cured within thirty (30) days after the Equityholders’ Representative receives notice thereof (provided, that in no event shall such thirty (30) day period extend beyond the Outside Date); provided, that Purchaser shall have no right to terminate this Agreement pursuant to this Section 7.3 if there is an uncured Purchaser Terminating Breach (as defined in Section 7.4) at the time Purchaser’s right to terminate under this Section 7.3 arises.
7.4.    Termination by the Equityholders’ Representative. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the Equityholders’ Representative, if Purchaser has breached any of its representations, warranties, covenants, or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Purchaser Terminating Breach”), and such Purchaser Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or (b) and (ii) is incapable of being cured or is not cured within thirty (30) days after Purchaser receives notice thereof (provided, that in no event shall such thirty (30) day period extend beyond the Outside Date) ); provided, that the Equityholders’ Representative shall have no right to terminate this Agreement pursuant to this Section 7.4 if there is an uncured Company Terminating Breach at the time the Equityholders’ Representative’s right to terminate under this Section 7.4 arises.
7.5.    Effect of Termination. In the event of the termination of this Agreement pursuant to this ARTICLE VII, this Agreement shall immediately become null and void and have no effect, without any liability on the part of any party or its officers, directors, managers, employees, equityholders, affiliates, and agents, other than any breach of this Agreement by such party occurring prior to the termination of this Agreement and other than the provisions of the last sentence of Section 5.4 and the provisions of Sections 5.5, 7.5, and ARTICLE IX.

ARTICLE VIII
INDEMNIFICATION
8.1.    Indemnification by the Equityholders.
(a)    Bases for Indemnification. Subject to Sections 8.1(b) through (d) and Sections 8.3 through 8.7, from and after the Closing, each Equityholder jointly and severally (except with respect to representations and warranties by each Equityholder in ARTICLE III and covenants of each Equityholder, in each case which shall be several only) shall indemnify, defend, and hold harmless the Company and Purchaser and its affiliates, and their respective officers, directors, managers, employees, representatives, and agents, from and against any and all demands, claims, actions or causes of action, damages (including amounts to be recouped by, withheld by, or repaid to a payor as a result of improperly submitted claims, data, or reports and/or amounts resulting from audits conducted by Government Programs, Private programs, or third party contractors on behalf thereof), Liabilities, (in each case, including reasonable attorneys’ fees) (collectively, “Losses”), suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:
(i)    the breach of any covenant or agreement of the Equityholders or the Equityholders’ Representative to be performed at any time, or any covenant or agreement of the Company or any of the Subsidiaries to be performed prior to the Closing, in each case contained in this Agreement,
(ii)    directly or indirectly arising out of or related to the Company, any of the Subsidiaries, or the operation of the Business prior to the Effective Time, whether such Liability is known or unknown, disclosed, or undisclosed, matured or unmatured, accrued, absolute, or contingent on and as of the Effective Time,

(iii)    the breach or failure of any representation or warranty of the Equityholders or the Company contained in this Agreement to be true and correct, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect, or similar qualifications contained in such representations and warranties,
(iv)    (A) all Taxes (or the non-payment thereof) of the Company or any of the Subsidiaries for all Pre-Closing Periods, and that portion of the Straddle Period that ends on the Closing Date for which the Equityholders are responsible pursuant to Section 5.8, (B) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of the Subsidiaries (or any predecessor of the Company or any of the Subsidiaries) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, and (C) any and all Taxes of any Person (other than the Company or any of the Subsidiaries) imposed on the Company or any of the Subsidiaries, as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing,
(v)    by reason of or arising out of (A) the result of any post-payment review of claims, actions, audits, investigations, or proceedings conducted by or on behalf of any Private Program or Government Programs, including, but not limited to, Medicare administrative contractors or intermediaries, recovery audit contractors, zone program integrity contractors, specialty medical review contractors, or similar investigative agencies, but only to the extent such Losses arise from dates of service prior to the Effective Time, but excluding Losses to the extent arising from new or different billing policies, procedures, and/or practices implemented by Purchaser relating to dates of service after the Effective Time, (B) any audits, investigations, claims, actions, proceedings, or lawsuits by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, a State Attorney General, State Medicaid agency or other agencies, or persons with respect to healthcare fraud, False Claims Act matters, qui tam or whistle blower actions, or other intent-based, reckless disregard-based, or other scienter-based Laws related to the provision of healthcare services or the submission of healthcare claims relating to dates of service prior to the Effective Time, (C) the failure to timely file, or any inaccuracy in any filed, Required Reporting in respect of service dates prior to the Closing Date, or (D) any application by or on behalf of, or any amounts received by or on behalf of, Seller under the CARES Act or similar other governmental program, including in respect of the programs commonly known as the Provider Relief Fund, the CMS Accelerated and Advance Payments Program, and the Payroll Protection Program, in the case of (A), (B), (C), or (D), regardless of whether any such matter (1) represents a failure of any representation, warranty, covenant, or agreement of Seller contained in any Acquisition Document to be true and correct when made or deemed made or (2) was disclosed to Purchaser in any Acquisition Document or otherwise,
(vi)    Excess LT Indebtedness, Transaction Expenses, or Transaction Bonuses (and related payroll Taxes), in each case to the extent not included in the calculation of the Final Adjustment Amount as finally determined pursuant to Section 1.3(c) or 1.3(d), or
(vii)    those matters set forth on Section 8.1(a)(vii) of the Company Disclosure Schedule.
(b)    Survival. No claim for indemnification may be made under Section 8.1 unless written notice, specifying in reasonable detail the nature of the claim, has been given to the Equityholders’ Representative:

(i)    except as provided in Section 8.1(b)(iv), at any time prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim with respect to any claim under Sections 8.1(a)(i),
(ii)    except as provided in Section 8.1(b)(iv), at any time prior to the third (3rd) annual anniversary of the Closing Date with respect to any claim for a misrepresentation or breach of a Non-Fundamental Representation under Section 8.1(a)(iii),
(iii)    except as provided in Section 8.1(b)(iv), at any time prior to the fifth (5th) annual anniversary of the Closing Date with respect to any claim for a misrepresentation or breach of a Fundamental Representation under Section 8.1(a)(iii) or with respect to any claim under Section 8.1(a)(ii), (a)(iv), (a)(v), (a)(vi), or (a)(vii), and
(iv)    at any time with respect to any claim based in-whole or in-part on fraud, bad faith, or willful misconduct.
(c)    Final Expiration. The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 8.1(b) shall expire upon the final resolution of such claim.
(d)    Limitations. To the extent permitted by Law, the Equityholders shall not be required to provide indemnification under Section 8.1(a) unless and until the amount of the Losses for which a right of indemnification is provided, when aggregated with all other Losses for which indemnification is sought by Purchaser against the Equityholders under Section 8.1(a), exceeds Thirty Thousand Dollars ($30,000) (the “Equityholders’ Liability Threshold”), at which time indemnification for Losses under Section 8.1(a) may be asserted for all Losses for which indemnification is sought by Purchaser against the Equityholders under Section 8.1(a). Notwithstanding the foregoing, the Equityholders’ Liability Threshold shall not apply to claims against the Equityholders under Section 8.1(a) resulting from breaches of Fundamental Representations or with respect to any claim based in-whole or in-part on fraud, bad faith, or willful misconduct. Additionally, in no event shall the aggregate indemnification to be made by the Equityholders under Section 8.1(a) exceed the Purchase Price, except to the extent of claims based in-whole or in-part on fraud, bad faith, or willful misconduct.
(e)    Individual Equityholder Breaches. Notwithstanding the generality of anything in this ARTICLE VIII to the contrary, with respect to a breach of any representation or covenant by a specific Equityholder (each such individual Equityholder breach referred to herein as an “Individual Equityholder Breach”), such Equityholder shall be solely liable for all Losses arising in connection with such Individual Equityholder Breach (subject to the limitations and procedures set forth in this ARTICLE VIII), and no other Equityholder shall be liable hereunder for any such Individual Seller Breach; provided, however, that the Purchaser Indemnified Parties shall be able to recover any Losses resulting from an Individual Seller Breach from the Indemnity Escrow Amount.

8.2.    Indemnification by Purchaser.
(a)    Bases for Indemnification. Subject to Sections 8.2(b) through (d) and 8.3 through 8.6, from and after the Closing, Purchaser shall indemnify, defend, and hold harmless the Equityholders and their respective officers, directors, managers, employees, representatives, and agents, from and against any and all Losses suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:
(i)    The breach of any covenant or agreement of Purchaser, or any covenant or agreement of the Purchaser to be performed after the Closing, contained in this Agreement; or
(ii)    The breach or failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct when made or deemed made under the terms hereof, in each case without giving effect to any qualifications as to materiality, Material Adverse Effect, or similar qualifications contained in such representations and warranties.
(b)    Survival. No claim for indemnification may be made under Section 8.2 unless written notice, specifying in reasonable detail the nature of the claim, has been given to Purchaser:
(i)    Except as provided in Section 8.2(b)(iii), at any time prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim with respect to any claim under Section 8.2(a)(i),
(ii)    except as provided in Section 8.2(b)(iii), at any time prior to the fifth (5th) annual anniversary of the Closing Date with respect to any claim under Section 8.2(a)(ii), and
(iii)    at any time with respect to any claim based in-whole or in-part on fraud, bad faith, or willful misconduct.
(c)    Final Expiration. The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 8.2(b) shall expire upon the final resolution of such claim.
(d)    Limitations. To the extent permitted by Law, Purchaser shall not be required to provide indemnification under Section 8.2(a) unless and until the amount of the Losses for which a right of indemnification is provided, when aggregated with all other Losses for which indemnification is sought by the Equityholders against Purchaser under Section 8.2(a)(i), exceeds Thirty Thousand Dollars ($30,000) (the “Purchaser’s Liability Threshold”), at which time indemnification for Losses may be asserted for all Losses under Section 8.2(a)(i) for which indemnification is sought by the Equityholders against Purchaser under Section 8.2(a)(i). Notwithstanding the foregoing, the Purchaser’s Liability Threshold shall not apply to claims against Purchaser under Section 8.2(a)(i) resulting from breaches of Sections 4.1, 4.2, or 4.6 or with respect to any claim based in-whole or in-part on fraud, bad faith, or willful misconduct.

8.3.    Notice and Opportunity to Defend.
(a)    If any party seeking indemnity under this Agreement (the “Indemnified Party”) has notice of facts or circumstances that could reasonably result in a claim for indemnification under this ARTICLE VIII, then such Indemnified Party shall give prompt written notice of any such claim to the party from whom indemnification may be sought (the “Indemnifying Party”). No delay by the Indemnified Party in the delivery of such notice will relieve the Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such delay actually and materially compromises or prejudices any right of the Indemnifying Party. If a third party has asserted any matter for which an Indemnified Party may seek indemnification under this Agreement (a “Third Party Claim”), the Indemnifying Party may participate in the defense of any such Third Party Claim. The Indemnifying Party may also assume the defense of the Indemnified Party against any such Third Party Claim if: (i) the Indemnifying Party gives written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and the Indemnifying Party acknowledges and agrees in writing that the Indemnified Party is entitled to indemnification from the Indemnifying Party in accordance with this ARTICLE VIII, (ii) the claimant making each Third Party Claim seeks only monetary damages and does not seek an injunction or other equitable relief, and (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party may participate in any proceedings, defense, and/or negotiation of such Third Party Claim. If the Indemnifying Party (A) has not notified the Indemnified Party of its intention to assume the defense of the Third Party Claim within ten (10) Business Days after delivery of notice of any such claim, (B) is not entitled to assume the defense, or (C) does not conduct the defense actively and diligently, the Indemnified Party may (without further notice to the Indemnifying Party) defend such Third Party Claim, and the Indemnifying Party shall nonetheless be responsible for the Losses to the fullest extent provided by this ARTICLE VIII. The Indemnifying Party may elect to participate in any proceedings, negotiations, or defense at any time at its own expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense or investigation of a Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (X) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation, or investigation, (Y) in which damages are sought in excess of an amount equal to the then-remaining portion of the Indemnity Escrow Amount (unless the Indemnifying Party provides to the Indemnified Party reasonable evidence of the Indemnifying Party’s ability to pay the amount in controversy with readily available or accessible funds), or (Z) the claim involves a dispute with a payor, material client or material vendor or a Governmental Authority; provided, that, in the case of clause (Z). No Indemnified Party shall settle or attempt to settle any Third Party Claim for which the Indemnified Party seeks to make a claim against the Indemnifying Party under this ARTICLE VIII without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned. No Indemnifying Party shall settle or attempt to settle any Third Party Claim it is defending under this Section 8.3 without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned, unless the settlement provides for no relief other than monetary damages for which the Indemnified Party will be fully indemnified under this ARTICLE VIII and provides for an unconditional release of the Indemnified Party.
(b)    In the event any Indemnifying Party receives an Indemnification Notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.3, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such Indemnification Notice whether the Indemnifying Party disputes, or objects to, its Liability to the Indemnified Party under this ARTICLE VIII (an “Objection”) specifying in reasonable detail the basis for such dispute or objection. Failure to timely deliver an Objection shall constitute a final and binding acceptance of the claim by such Indemnifying

Party and such Indemnifying Party shall be deemed not to dispute the claim in such related Indemnification Notice. If the Indemnifying Party accepts a claim in an Indemnification Notice or elects not to dispute a claim described in an Indemnification Notice, whether by failing to provide a timely Objection or otherwise, then the amount of the Losses alleged in such Indemnification Notice will be conclusively deemed to be an obligation of the relevant Indemnifying Party. If the Indemnifying Party timely delivers an Objection, (i) the Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party and (ii) the parties shall in good faith seek to resolve any dispute within the twenty (20) Business Day period following the Objection (the “Dispute Resolution Period”). If the parties have not resolved their dispute within the Dispute Resolution Period, either Purchaser or a Selling Party may exercise any remedies such parties have under applicable Law to resolve such claim and dispute.
8.4.    Survival; Fraud. The representations, warranties, covenants, and agreements of the parties contained in this Agreement shall survive the Closing, subject to the time limits on claims as provided in Sections 8.1(b) and 8.2(b), as applicable, and shall not be extinguished by the Closing. None of the limitations contained in this ARTICLE VIII shall apply to any claim based in-whole or in-part on fraud, bad faith, or willful misconduct.
8.5.    Exclusive Remedy. The indemnification rights provided in this ARTICLE VIII constitute the sole and exclusive remedy of the parties with respect to any dispute arising out of or related to this Agreement, other than (a) claims based in-whole or in-part on fraud, bad faith, or willful misconduct, (b) the remedy of specific performance provided by Section 5.13 and other equitable remedies, and (c) as provided by Section 1.3 with respect to the Adjustment Amount.
8.6.    Additional Limitations.
(a)    Notwithstanding any other provision of this Agreement to the contrary, none of the parties shall be liable to the other, whether in contract, tort, or otherwise, for any punitive or exemplary or other similar type of damages whatsoever, that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under the Acquisition Documents, except to the extent to which a Third Party Claim that is to be indemnified under this ARTICLE VIII includes such damages.
(b)    No Indemnified Party shall be entitled to indemnification with respect to any Losses to the extent such Losses are reflected in the Adjustment Amount.
(c)    Each Equityholder waives any right to (i) seek contribution or other payment from the Company or any of the Subsidiaries with respect to Losses for which such equityholder is required to indemnify the Purchaser Indemnified Parties pursuant to this ARTICLE VIII or (ii) bring a claim against the current or former directors, managers, or officers of the Company or any of the Subsidiaries as a result of Losses for which such Equityholder is required to indemnify the Purchaser Indemnified Parties pursuant to this ARTICLE VIII.
(d)    In no event shall any Indemnified Party be entitled to receive indemnification for the same Loss more than once under this ARTICLE VIII even if the claim for indemnification in respect to such Loss has been made as a result of a breach of more than one representation, warranty, covenant, or agreement contained in this Agreement.
(e)    For purposes of (i) determining whether there has been a failure of any representation, warranty, covenant, or agreement in this Agreement or any other Acquisition Document to be true and correct and (ii) calculating the amount of Losses with respect thereto, such representations, warranties, covenants, and agreements alleged to have been breached shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect,” “Material Adverse Effect” or other words or phrases of similar import or effect, were omitted or deleted from the text of such representations, warranties, covenants and agreements.
(f)    Subject to Section 5.7, the right to indemnification, payment of Losses, or for other remedies based on any representation, warranty, covenant, or agreement contained in or made pursuant to this Agreement will not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (including as may have resulted based on access rights hereunder), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, and will not affect the right to indemnification based on such representations, warranties, covenants, and agreements.
8.7.    Indemnity Escrow.
(a)    General. In order to provide security for any indemnification claims arising under Section 8.1, Purchaser shall deposit the Indemnification Escrow Amount in escrow with the Escrow Agent as the Indemnity Escrow, which Indemnification Escrow Amount shall be available to an appropriate Indemnified Party for any and all claims made under Section 8.1. The Indemnification Escrow Amount shall be held in the Indemnity Escrow for a period of five (5) years following the Closing Date and disbursed in accordance with the terms of Section 8.7(b) and the Escrow Agreement. Any and all payments required pursuant to claims made under Section 8.1 shall first be made from the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement; provided that, the Indemnification Escrow Amount shall not be the sole or exclusive relief afforded under this Agreement to an Indemnified Party for monetary damages for clams made under Section 8.1. All fees and expenses of the Escrow Agent shall be paid by Purchaser.
(b)    Escrow Releases.
(i)    The Estimated Tax Refund shall be released from the Indemnification Escrow Amount in accordance with to the provisions of Section 5.11.

(ii)    On the third (3rd) anniversary of the Closing Date, one-third (1/3) of the balance of the Indemnification Escrow Amount, reduced by any amount subject to a timely claim made by an appropriate Indemnified Party under Section 8.1, shall be distributed to the Equityholders’ Representative for and on behalf of the Equityholders as provided in the Escrow Agreement.
(iii)    On the fifth (5th) anniversary of the Closing Date, any residual balance of the Indemnification Escrow Amount, reduced by any amount subject to a timely claim made by an appropriate Indemnified Party under Section 8.1, shall be distributed to the Equityholders’ Representative for and on behalf of the Equityholders as provided in the Escrow Agreement.
ARTICLE IX
MISCELLANEOUS
9.1.    Equityholders’ Representative.
(a)    The Equityholders, by executing and delivering this Agreement to Purchaser, hereby irrevocably appoint David Steele as their agent to act on their behalf for purposes of the specific provisions of this Agreement involving the Equityholders’ Representative. All actions, decisions, and instructions of the Equityholders’ Representative shall be conclusive and binding upon all of the Equityholders, and no Equityholder shall have any cause of action against the Equityholders’ Representative for any action taken, decision made, or instruction given by the Equityholders’ Representative under this Agreement, except for fraud, bad faith, or willful breach of this Agreement by the Equityholders’ Representative.
(b)    Purchaser shall be entitled to deal exclusively with the Equityholders’ Representative with respect to any actions required or permitted to be taken under this Agreement by the Equityholders’ Representative, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Equityholders’ Representative with respect to any actions required or permitted to be taken by the Equityholders’ Representative under this Agreement. Purchaser shall also be entitled to rely conclusively on the instructions and decisions given or made by, and on any other actions taken or purported to be taken on behalf of any Equityholder by, the Equityholders’ Representative with respect to any actions required or permitted to be taken by the Equityholders’ Representative under this Agreement, including the settlement of any claims for indemnification by Purchaser pursuant to ARTICLE VIII.
(c)    In the event that the Equityholders’ Representative dies, becomes unable to perform his responsibilities hereunder, or resigns from such position, the Equityholders holding, immediately prior to the Closing, a majority of the Equity (excluding any Equity held by the Equityholders’ Representative or his successors) are authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Equityholders’ Representative for purposes of this Agreement.

(d)    In all questions arising under this Agreement, the Equityholders’ Representative may rely on the advice of legal counsel, and the Equityholders’ Representative shall not be liable to any Person for anything done, omitted, or suffered in good faith by the Equityholders’ Representative based on such advice.
(e)    The Equityholders shall, jointly and severally, indemnify the Equityholders’ Representative and hold him harmless against any loss, liability, or expense incurred by him without willful misconduct on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including the reasonable fees and expenses of any legal counsel (or other advisor) retained by the Equityholders’ Representative.
(f)    The provisions of this Section 9.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Equityholder.
9.2.    Release. Effective as of the Closing, each Equityholder, on behalf of itself and its heirs, assigns, and representatives, and any Person claiming by, through or under any of the foregoing, hereby releases, remises, acquits, and forever discharges Purchaser, the Company, each of the Subsidiaries, and all of their respective past and present officers, directors, managers, stockholders, members, employees, agents, predecessors, subsidiaries, affiliates, estates, successors, assigns, partners, and attorneys (each, a “Released Party” and collectively, the “Released Parties”), to the maximum extent permitted by Law, from any and all complaints, claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands, or Liabilities of any kind or nature whatsoever, in law or in equity, whether based in contract, tort (including fraud), statute, or otherwise, whether known or unknown, suspected or unsuspected, that such Equityholder, individually or as a member of any class, now has, owns, or holds or has at any time heretofore ever had, owned, or held, or may in the future have, own, or hold (collectively, “Claims”) against any of the Released Parties, whenever arising. Notwithstanding the foregoing, this release shall not act in any manner to waive or release any future Claims against the Purchaser, the Company, or any of the Subsidiaries arising out of this Agreement or the other Acquisition Documents, other than Claims arising out of or connected with the allocation or payment of the Purchase Price to the Equityholders pursuant to this Agreement, which Claims shall be released. Each Equityholder further represents and covenants that it has not, and following the Closing will not, file or institute any Claim against any of the Released Parties with respect to the Claims released in this Agreement.
9.3.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition Documents” means this Agreement, the Escrow Agreement, the Management Agreement, and the other documents and instruments to be delivered pursuant to this Agreement.

“affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract, or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or day on which banks are permitted or obligated to close in the State of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended, and its successor, and all rules and regulations promulgated thereunder.

“Current Assets” means, except as agreed by the parties in writing. the consolidated current assets of the Company and the Subsidiaries, as of the Effective Time and calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, valuation, and estimation methodologies that were used in the preparation of the Audited Financial Statements as if such accounts were being prepared and audited as of a fiscal year end, but specifically excluding (1) personal automobiles, (2) receivables from the Equityholders or other affiliates of the Equityholders, the Company, or the Subsidiaries that are to be eliminated as of the Effective Time, and (3) the negative effect of any cash payments made by the Company to Horne LLP for fees and costs incurred and paid by the Company to obtain the Financial Statement Audit.

“Current Liabilities” means, except as agreed by the parties in writing, the consolidated current liabilities of the Company and the Subsidiaries, as of the Effective Time and calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, valuation, and estimation methodologies that were used in the preparation of the Audited Financial Statements as if such accounts were being prepared and audited as of a fiscal year end, but specifically excluding (1) any debt associated with personal automobiles, (2) payables to the Equityholders or other affiliates of the Equityholders, the Company, or the Subsidiaries that are to be eliminated as of the Effective Time, (3) the current portion of any Transaction Expenses and Transaction Bonuses, and (4) any liabilities of the Company to Horne LLP for fees and costs incurred but not yet paid by the Company to obtain the Financial Statement Audit.

“ERISA Affiliate” means, with respect to any entity, any other entity, which, together with the first entity, would be treated as a single employer (i) under Code Section 414(b) or (c) or (ii) for purposes of any benefit plan subject to Title IV of ERISA, under Code Section 414(b), (c), (m), or (o).

“Estimated Tax Refund” means, subject to Section 5.11(c), the amount of Four Hundred Twenty Four Thousand Eighty One Dollars ($424,081) recorded in the accounts of the Company as a receivable in connection with the Company’s tax levy dispute with the Internal Revenue Service.

“Excess LT Indebtedness” means the aggregate Indebtedness of the Company and the Subsidiaries properly classified a “long term” as of the Effective Time, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, valuation, and estimation methodologies that were used in the preparation of the Audited Financial Statements as if such accounts were being prepared and audited as of a fiscal year end, that are unpaid and/or outstanding as of the Effective Time and in excess of One Million One Hundred Fifty Thousand Dollars ($1,150,000).

“Flow-Thru Entity” means any entity, plan, or arrangement that is treated for federal income Tax purposes as a partnership or an S Corporation within the meaning of Code Section 1361 and 1362.

“Flow-Thru Returns” means, with respect to the Company or any of the Subsidiaries, any Tax Return for which the items of income and loss of the entity, plan, or arrangement for which such Tax Return is filed flow through such entity, plan, or arrangement to such entity’s member(s) (or other direct or indirect owner(s) for Tax purposes), including any IRS Forms 1120-S or 1065 (and any similar state or local Tax Returns).

“Fundamental Representation” means each representation and warranty of the Company set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.11, 2.13(a), 2.16, 2.18, and 2.19 and each representation and warranty of the Equityholders set forth in Sections 3.1, 3.2, 3.4, and 3.5.

“Indebtedness” means, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any obligations in respect of drawings made under letters of credit or bankers acceptances, (c) any indebtedness evidenced by any note, bond, debenture or other debt security, (d) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including any earnouts or holdbacks), (e) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liabilities with respect to letters of credit), (f) any guarantees of indebtedness or any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (g) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (h) any indebtedness secured by a Lien on a Person’s assets, (i) other non-trade liabilities, and (j) any interest, penalty (prepayment or otherwise), fees, costs, premiums, or expenses, to the extent due or owing in respect of any of the foregoing, whether resulting from their payment, discharge, or otherwise, in each case, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, valuation, and estimation methodologies that were used in the preparation of the Audited Financial Statements as if such amounts were being prepared and audited as of a fiscal year end.

“Knowledge” means, with respect to the Company and the Subsidiaries, the actual knowledge of each of Kevin Atkins, David Steele, Jason Shiflet, Candice Snider, Michael Prichard, Michael Hanna, Mayce Burroughs, Whitney Baker, David Hartz, Mark Sonnier, Chad Hill, and Julie Robison, and with respect to Purchaser, the actual knowledge of the executive officers of Purchaser, in each case, as of the Closing Date and the knowledge that each such person would have reasonably obtained after making such inquiry with respect to the particular matter in question as a prudent businessperson would have made or exercised in the management of his or her business affairs.

“Law” or “Laws” means any foreign or domestic (federal, state, or local) law, statute, ordinance, regulation, rule, code, or reporting or licensing requirement, including any interpretation or guidance thereof by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, Indebtedness, obligation, assessment, penalty, loss, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Material Adverse Effect,” as used in this Agreement with respect to the Company and the Subsidiaries (in the aggregate), means any event, circumstance, change, or effect that, individually or in the aggregate with all other events, circumstances, changes, and effects, is or would reasonably be expected to be, materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of any Equityholder or the Company to perform its obligations under the Acquisition Documents to which it is a party or to consummate the Transactions; provided, that the foregoing shall not include any event, circumstance, change, or effect resulting from (A) changes in general economic or financial, credit, or securities market conditions or prevailing interest rates, (B) general changes in the industries in which the Company and the Subsidiaries operate, (C) changes or proposed changes in Law or GAAP or interpretations or enforcement thereof by any Governmental Authority, or (D) acts of war, sabotage, terrorism, or military actions or any escalation or material worsening of any such acts of war, sabotage, terrorism, or military actions, in case of each of (A) through (D), that do not disproportionately affect the Company and the Subsidiaries, taken as a whole.

“Non-Fundamental Representation” means each representation and warranty of the Company and the Equityholders that is not a Fundamental Representation.

“Order” means any judgment, order, writ, injunction, ruling, or decree of or any settlement under the jurisdiction of any Governmental Authority, whether temporary, preliminary, or permanent.

“Payoff Letters” means letters in respect of the matters described in Annex II issued by the to the lenders or creditors thereof setting forth the payments and other actions required in order for the Company or any of the Subsidiaries to fully extinguish all obligations thereunder as of the Closing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) zoning, entitlement, building, and other land use regulations imposed on any real property by any Governmental Authority having jurisdiction over such real property, (c) Liens associated with a personal property lease, only to the extent encumbering the personal property subject to the lease (i.e., not a blanket Lien encumbering all assets and properties), and (d) restrictions on the transfer of securities imposed by state or federal securities Laws.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, or other legal entity.

“S Corporation” means an “S corporation” as such term is defined in Section 1361(a)(1) of the Code (and, where applicable, under corresponding provisions of state and local Tax Law).

“Securities Act” means the Securities Act of 1933, as amended, and together with the rules and regulations promulgated thereunder.

“Straddle Period” means all Tax periods which begin before the Closing Date and end after the Closing Date.

“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, including amounts payable to a Governmental Authority under the unclaimed property Laws of any jurisdiction, imposed or required to be withheld by any Governmental Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract, or otherwise.

“Tax Return” means all federal, state, local, and foreign returns, schedules, attachments, estimates, information statements, notices, notifications, forms, elections, certificates, or other documents or reports relating to Taxes, and any amendments thereto, including any return of an affiliated, combined, or unitary group that includes the Company or any of the Subsidiaries, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

9.4.    Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
9.5.    Transaction Expenses. Except as otherwise specified in this Agreement, each of the parties shall bear its own Transaction Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into, and carrying out this Agreement and the consummation of the Transactions. “Transaction Expenses” as used in this Agreement shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, experts, and consultants to a party hereto, other than amounts owed to Horne LLP for fees and costs incurred by the Company to obtain the Financial Statement Audit) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution, and performance of this Agreement and the Transactions and all other matters contemplated by this Agreement and the Closing, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.
9.6.    Entire Agreement; Modification or Amendment. All Annexes, Schedules, and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

9.7.    Waiver. Any failure on the part of any party to comply with any of its obligations, agreements, or conditions under this Agreement may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure on the part of any party to exercise, and no delay on the part of any party in exercising, any right, power, remedy, or privilege under this Agreement or provided by Law, including the right or power to terminate this Agreement, shall impair, prejudice, or constitute a waiver of any such right, power, remedy, or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy, or privilege.
9.8.    Assignment. This Agreement shall not be assignable, including by operation of law, by any of the parties hereto without the written consent of all other parties. Notwithstanding the foregoing, Purchaser may assign, without the consent of the Equityholders, its rights and obligations under this Agreement to a direct or indirect subsidiary or affiliate of Purchaser or to any party that acquires (directly or indirectly) substantially all of the assets or stock of Purchaser or any successor entity resulting from a merger or consolidation of or with Purchaser; provided, that such assignee agrees to assume and perform Purchaser’s obligations under this Agreement and to be bound by the terms and conditions hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors, and permitted assigns. In addition, notwithstanding the foregoing, Purchaser may collaterally assign its rights and remedies under this Agreement, without the prior written consent of the Equityholders, to any financial institution(s) or firm(s) providing financing to Purchaser in connection with this transaction, with such collateral assignment to be effective as of the Closing, and, pursuant to such collateral assignment, such financial institution(s) or firm(s) may, upon a default under any such financing, directly exercise all such rights and remedies of the Purchaser hereunder.
9.9.    Severability. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.
9.10.    Notices.
(a)    All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier (delivery fees prepaid), or sent by registered or certified mail (postage prepaid and return receipt requested) with the United States Postal Service, addressed as follows:

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(b)    All such notices or communications shall be deemed to be delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, or (iii) in the case of mailing, on the fifth (5th) Business Day following the date of mailing. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.10.
9.11.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement (except as otherwise provided in Section 1.3). Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.12.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
9.13.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
9.14.    Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any legal or equitable rights or remedies; provided, that the financial institution(s) or firm(s) providing financing to Purchaser in connection with this Transaction are expressly intended as third party beneficiaries with respect to Section 9.8.
9.15.    Interpretation. When a reference is made in this Agreement to Sections, subsections, schedules, or exhibits, such reference shall be to a Section, subsection, schedule, or exhibit to this Agreement unless otherwise indicated. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or ARTICLE reference is expressly indicated, the entire Agreement rather than any specific Section or ARTICLE. As used herein, all pronouns shall include the masculine, feminine, neuter, singular, and plural thereof whenever the context and facts require such construction.
9.16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.

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NOW, THEREFORE, the parties hereto have executed this Stock Purchase Agreement by their duly authorized representatives as of the date first written above.

PURCHASER:

VIEMED, INC.

By:     /s/ Casey Hoyt
Print Name: Casey Hoyt
Title: Chief Executive Officer

EQUITYHOLDERS:

    /s/ Kevin Atkins
Kevin Atkins, individually

    /s/ David Steele
David Steele, individually

EQUITYHOLDER’S REPRESENTATIVE:

    /s/ David Steele
David Steele, individually

COMPANY:

HOME MEDICAL PRODUCTS, INC.

By:     /s/ David Steele
Print Name: David Steele
Title: Authorized Signatory